Exhibit 10.17

EXECUTION COPY

RECEIVABLES PURCHASE AGREEMENT

dated as of March 2, 2001

among

JWPR CORPORATION, as Seller and Servicer,

FALCON ASSET SECURITIZATION CORPORATION

and

BANK ONE, NA (MAIN OFFICE CHICAGO)
as Financial Institution and as Agent

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3

Exhibits and Schedules

Exhibit I	Definitions

Exhibit II	Form of Purchase Notice

Exhibit III	Places of Business of the Seller Parties; Locations of Records; Federal Employer Identification Number(s)

Exhibit IV	Names of Collection Banks; Collection Accounts

Exhibit V	Form of Compliance Certificate; Form of Offshore Base Rate Compliance Certificate

Exhibit VI	Form of Collection Account Agreement

Exhibit VII	Form of Assignment Agreement

Exhibit VIII	Credit and Collection Policy

Exhibit IX	Form of Contract(s)

Exhibit X	Form of Monthly Report

Exhibit XI	Form of Performance Undertaking

Schedule A	Commitments

Schedule B	Closing Documents

Schedule C	Reporting Periods

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JWPR CORPORATION

RECEIVABLES PURCHASE AGREEMENT

This Receivables Purchase Agreement dated as of March 2, 2001 is among JWPR Corporation, a Nevada corporation as seller (“Seller”) and initial servicer (“Servicer”), the entities listed on Schedule A to this Agreement (together with any of their respective successors and assigns hereunder, the “Financial Institutions”), Falcon Asset Securitization Corporation (“Company”) and Bank One, NA (Main Office Chicago), as agent for the Purchasers hereunder or any successor agent hereunder (together with its successors and assigns hereunder, the “Agent”). Unless defined elsewhere herein, capitalized terms used in this Agreement shall have the meanings assigned to such terms in Exhibit I.

PRELIMINARY STATEMENTS

Seller desires to transfer and assign Purchaser Interests to the Purchasers from time to time.

Company may, in its absolute and sole discretion, purchase Purchaser Interests from Seller from time to time.

In the event that Company declines to make any purchase, the Financial Institutions shall, at the request of Seller, purchase Purchaser Interests from time to time. In addition, the Financial Institutions have agreed to provide a liquidity facility to Company in accordance with the terms hereof.

Bank One, NA (Main Office Chicago) has been requested and is willing to act as Agent on behalf of Company and the Financial Institutions in accordance with the terms hereof.

ARTICLE I

PURCHASE ARRANGEMENTS

SECTION 1.1    Purchase Facility.

(a)  Upon the terms and subject to the conditions hereof, Seller may, at its option, sell and assign Purchaser Interests to the Agent for the benefit of one or more of the Purchasers. In accordance with the terms and conditions set forth herein, Company may, at its option, during the period from the date hereof to but not including the Facility Termination Date instruct the Agent to purchase on behalf of Company, or if Company shall decline to purchase, the Agent shall purchase, on behalf of the Financial Institutions, Purchaser Interests from time to time in an aggregate amount not to exceed at such time the lesser of (i) the Purchase Limit and (ii) the aggregate amount of the Commitments during the period from the date hereof to but not including the Facility Termination Date.

(b)  Seller may, upon at least 10 Business Days’ notice to the Agent, terminate in whole or reduce in part, ratably among the Financial Institutions, the unused portion of the Purchase Limit; provided that each partial reduction of the Purchase Limit shall be in an amount equal to $1,000,000 or an integral multiple thereof.

SECTION 1.2    Increases.

Seller shall provide the Agent with at least two Business Days’ prior notice in a form set forth as Exhibit II hereto of each Incremental Purchase (a “Purchase Notice”). Each Purchase Notice shall be subject to Section 6.2 hereof and, except as set forth below, shall be irrevocable and shall specify the requested Purchase Price (which shall not be less than $1,000,000 and shall not be greater than the Commitment Availability immediately prior to giving effect to such purchase) and date of purchase and, in the case of an Incremental Purchase to be funded by the Financial Institutions, the requested Discount Rate and Tranche Period. Following receipt of a Purchase Notice, the Agent will determine whether Company agrees to make the purchase. If Company declines to make a proposed purchase, Seller may cancel the Purchase Notice or, in the absence of such a cancellation, the Incremental Purchase of the Purchaser Interest will be made by the Financial Institutions. On the date of each Incremental Purchase, upon satisfaction of the applicable conditions precedent set forth in Article VI, Company or the Financial Institutions, as applicable, shall initiate a wire transfer to the Facility Account, in immediately available funds, no later than 12:00 noon (Chicago time), an amount equal to (i) in the case of Company, the aggregate Purchase Price of the Purchaser Interests Company is then purchasing or (ii) in the case of a Financial Institution, such Financial Institution’s Pro Rata Share of the aggregate Purchase Price of the Purchaser Interests the Financial Institutions are purchasing.

SECTION 1.3  Decreases.    Seller shall provide the Agent with prior written notice in conformity with the Required Notice Period (a “Reduction Notice”) of any proposed reduction of Aggregate Capital from Collections. Such Reduction Notice shall designate (i) the date (the “Proposed Reduction Date”) upon which any such reduction of Aggregate Capital shall occur (which date shall give effect to the applicable Required Notice Period), and (ii) the amount of Aggregate Capital to be reduced which shall be applied ratably to the Purchaser Interests of Company and the Financial Institutions in accordance with the amount of Capital (if any) owing to Company, on the one hand, and the amount of Capital (if any) owing to the Financial Institutions (ratably, based on their respective Pro Rata Shares), on the other hand (the “Aggregate Reduction”). Only one (1) Reduction Notice shall be outstanding at any time. No Aggregate Reduction will be made following the occurrence of the Amortization Date without the consent of the Agent.

SECTION 1.4  Payment Requirements.    All amounts to be paid or deposited by Seller pursuant to any provision of this Agreement shall be paid or deposited in accordance with the terms hereof no later than 11:00 a.m. (Chicago time) on the day when due in immediately available funds, and if not received before 11:00 a.m. (Chicago time) shall be deemed to be received on the next succeeding Business Day. If such amounts are payable to a Purchaser they shall be paid to the Agent, for the account of such Purchaser, at 1 Bank One Plaza, Chicago, Illinois 60670 until otherwise notified by the Agent. Upon notice to Seller, the Agent may debit any account then maintained by Bank One in the name of Seller for all amounts due and payable hereunder. All computations of Yield, per annum fees calculated as part of any CP Costs, per annum fees hereunder and per annum fees under the Fee Letter shall be made on the basis of a year of 360 days for the actual number of days elapsed. If any amount hereunder shall be payable on a day which is not a Business Day, such amount shall be payable on the next succeeding Business Day and such extension of time shall in such case be included in the computation of Yield, CP Costs or fees, as the case may be.

ARTICLE II

PAYMENTS AND COLLECTIONS

SECTION 2.1  Payments.    Notwithstanding any limitation on recourse contained in this Agreement, Seller shall immediately pay to the Agent when due, for the account of the relevant Purchaser or Purchasers on a full recourse basis, (i) such fees as set forth in the Fee Letter (which fees shall be sufficient to pay all fees owing to the Financial Institutions) and the Ancillary Costs Agreement, (ii) all CP Costs, (iii) all amounts payable as Yield, (iv) all amounts payable as Deemed Collections (which shall be immediately due and payable by Seller and applied to reduce outstanding Aggregate Capital hereunder in accordance with Sections 2.2 and 2.3 hereof), (v) all amounts payable under Section 2.6, (vi) all amounts payable pursuant to Article X, if any, (vii) all Servicer costs and expenses, including the Servicing Fee, in connection with servicing, administering and collecting the Receivables, (viii) all Broken Funding Costs and (ix) all Default Fees (the items described in clauses (i) through (ix) being, collectively, the “Obligations”). If any Person fails to pay any of the Obligations when due, such Person agrees to pay, on demand, the Default Fee in respect thereof until paid. Notwithstanding the foregoing, no provision of this Agreement or the Fee Letter shall require the payment or permit the collection of any amounts hereunder in excess of the maximum permitted by applicable law. If at any time Seller receives any Collections or is deemed to receive any Deemed Collections, Seller shall immediately pay such Collections or Deemed Collections to the Servicer for application in accordance with the terms and conditions hereof and, at all times prior to such payment, such Collections or Deemed Collections shall be held in trust by Seller for the exclusive benefit of the Purchasers and the Agent.

SECTION 2.2  Collections Prior to Amortization.    Prior to the Amortization Date, any Collections and/or Deemed Collections received by the Servicer shall be set aside and held in trust by the Servicer for the payment of any accrued and unpaid Aggregate Unpaids or for a Reinvestment as provided in this Section 2.2. If at any time any Collections are received by the Servicer prior to the Amortization Date, (i) the Servicer shall set aside the Termination Percentage (hereinafter defined) of Collections evidenced by the Purchaser Interests of each Terminating Financial Institution and (ii) Seller hereby requests and the Purchasers (other than any Terminating Financial Institutions) hereby agree to make, simultaneously with such receipt, a reinvestment (each a “Reinvestment”) with that portion of the balance of each and every Collection received by the Servicer that is part of any Purchaser Interest (other than any Purchaser Interests of Terminating Financial Institutions), such that after giving effect to such Reinvestment, the amount of Capital of such Purchaser Interest immediately after such receipt and corresponding Reinvestment shall be equal to the amount of Capital immediately prior to such receipt. On each Settlement Date prior to the occurrence of the Amortization Date, the Servicer shall remit to the Agent’s account the amounts set aside during the preceding Settlement

Period that have not been subject to a Reinvestment and apply such amounts (if not previously paid in accordance with Section 2.1) first, to reduce unpaid CP Costs, Yield and other Obligations and second, to reduce the Capital of all Purchaser Interests of Terminating Financial Institutions, applied ratably to each Terminating Financial Institution according to its respective Termination Percentage. If such Capital, CP Costs, Yield and other Obligations shall be reduced to zero, any additional Collections received by the Servicer (i) if applicable, shall be remitted to the Agent’s account no later than 11:00 a.m. (Chicago time) to the extent required to fund any Aggregate Reduction on such Settlement Date and (ii) any balance remaining thereafter shall be remitted from the Servicer to Seller on such Settlement Date. Each Terminating Financial Institution shall be allocated a ratable portion of Collections from the date of any assignment by Company pursuant to Section 13.6 (the “Termination Date”) until such Terminating Financing Institution’s Capital shall be paid in full. This ratable portion shall be calculated on the Termination Date of each Terminating Financial Institution as a percentage equal to (i) Capital of such Terminating Financial Institution outstanding on its Termination Date, dividedby (ii) the Aggregate Capital outstanding on such Termination Date (the “Termination Percentage”). Each Terminating Financial Institution’s Termination Percentage shall remain constant prior to the Amortization Date. On and after the Amortization Date, each Termination Percentage shall be disregarded, and each Terminating Financial Institution’s Capital shall be reduced ratably with all Financial Institutions in accordance with Section 2.3.

SECTION 2.3  Collections Following Amortization.    On the Amortization Date and on each day thereafter, the Servicer shall set aside and hold in trust, for the holder of each Purchaser Interest, all Collections received on such day and an additional amount for the payment of any accrued and unpaid Obligations owed by Seller and not previously paid by Seller in accordance with Section 2.1. On and after the Amortization Date, the Servicer shall, at any time upon the request from time to time by (or pursuant to standing instructions from) the Agent (i) remit to the Agent’s account the amounts set aside pursuant to the preceding sentence, and (ii) apply such amounts to reduce the Capital associated with each such Purchaser Interest and any other Aggregate Unpaids.

SECTION 2.4  Application of Collections.    If there shall be insufficient funds on deposit for the Servicer to distribute funds in payment in full of the aforementioned amounts pursuant to Section 2.2 or 2.3 (as applicable), the Servicer shall distribute funds:

first, to the payment of the Servicer’s reasonable out-of-pocket costs and expenses in connection with servicing, administering and collecting the Receivables, including the Servicing Fee, if Seller or one of its Affiliates is not then acting as the Servicer, second, to the reimbursement of the Agent’s costs of collection and enforcement of this Agreement,

third, (to the extent applicable) to the ratable reduction of the Aggregate Capital (without regard to any Termination Percentage),

fourth, for the ratable payment of all other unpaid Obligations, provided that to the extent such Obligations relate to the payment of Servicer costs and expenses,

including the Servicing Fee, when Seller or one of its Affiliates is acting as the Servicer, such costs and expenses will not be paid until after the payment in full of all other Obligations, and fifth, after the Aggregate Unpaids have been indefeasibly reduced to zero, to Seller.

Collections applied to the payment of Aggregate Unpaids shall be distributed in accordance with the aforementioned provisions, and, giving effect to each of the priorities set forth in Section 2.4 above, shall be shared ratably (within each priority) among the Agent and the Purchasers in accordance with the amount of such Aggregate Unpaids owing to each of them in respect of each such priority.

SECTION 2.5  Payment Recission.    No payment of any of the Aggregate Unpaids shall be considered paid or applied hereunder to the extent that, at any time, all or any portion of such payment or application is rescinded by application of law or judicial authority, or must otherwise be returned or refunded for any reason. Seller shall remain obligated for the amount of any payment or application so rescinded, returned or refunded, and shall promptly pay to the Agent (for application to the Person or Persons who suffered such recission, return or refund) the full amount thereof, plus the Default Fee from the date of any such recission, return or refunding.

SECTION 2.6  Maximum Purchaser Interests.    Seller shall ensure that the Purchaser Interests of the Purchasers shall at no time exceed in the aggregate 100%. If the aggregate of the Purchaser Interests of the Purchasers exceeds 100%, Seller shall pay to the Agent within one (1) Business Day an amount to be applied to reduce the Aggregate Capital (as allocated by the Agent), such that after giving effect to such payment the aggregate of the Purchaser Interests equals or is less than 100%.

SECTION 2.7  Clean Up Call.    In addition to Seller’s rights pursuant to Section 1.3, Seller shall have the right (after providing written notice to the Agent in accordance with the Required Notice Period), at any time following the reduction of the Aggregate Capital to a level that is less than 10.0% of the original Purchase Limit, to repurchase from the Purchasers all, but not less than all, of the then outstanding Purchaser Interests. The purchase price in respect thereof shall be an amount equal to the Aggregate Unpaids through the date of such repurchase, payable in immediately available funds. Such repurchase shall be without representation, warranty or recourse of any kind by, on the part of, or against any Purchaser or the Agent.
ARTICLE III

COMPANY FUNDING

SECTION 3.1  CP Costs.    Seller shall pay CP Costs with respect to the Capital associated with each Purchaser Interest of Company for each day that any Capital in respect of such Purchaser Interest is outstanding. Each Purchaser Interest funded substantially with Pooled Commercial Paper will accrue CP Costs each day on a pro rata basis, based upon the percentage share the Capital in respect of such Purchaser Interest represents in relation to all assets held by Company and funded substantially with Pooled Commercial Paper.

SECTION 3.2  CP Costs Payments.    On each Settlement Date, Seller shall pay to the Agent (for the benefit of Company) an aggregate amount equal to all accrued and unpaid CP Costs in respect of the Capital associated with all Purchaser Interests of Company for the immediately preceding Accrual Period in accordance with Article II.

SECTION 3.3  Calculation of CP Costs.    On or about the 5th Business Day of each month, Company shall calculate the aggregate amount of CP Costs for the Accrual Period then most recently ended and shall notify Seller of such aggregate amount.

ARTICLE IV

FINANCIAL INSTITUTION FUNDING

SECTION 4.1  Financial Institution Funding.    Each Purchaser Interest of the Financial Institutions shall accrue Yield for each day during its Tranche Period at either the LIBO Rate or the Prime Rate in accordance with the terms and conditions hereof. Until Seller gives notice to the Agent of another Discount Rate in accordance with Section 4.4, the initial Discount Rate for any Purchaser Interest transferred to the Financial Institutions pursuant to the terms and conditions hereof shall be the Base Rate. If the Financial Institutions acquire by assignment from Company any Purchaser Interest pursuant to Article XIII, each Purchaser Interest so assigned shall each be deemed to have a new Tranche Period commencing on the date of any such assignment and having a duration of one (1) Business Day, which Tranche Period shall be the first of a series of successive Tranche Periods each having a duration of one (1) Business Day until such time as Seller shall select a new Tranche Period and new Discount Rate in accordance with Section 4.3 or 4.4.

SECTION 4.2  Yield Payments.    On the Settlement Date for each Purchaser Interest of the Financial Institutions, Seller shall pay to the Agent (for the benefit of the Financial Institutions) an aggregate amount equal to the accrued and unpaid Yield for the entire Tranche Period of each such Purchaser Interest in accordance with Article II.

SECTION 4.3    Selection and Continuation of Tranche Periods.

(a)  With consultation from the Agent, Seller shall from time to time select Tranche Periods for the Purchaser Interests of the Financial Institutions, provided that, if at any time the Financial Institutions shall have a Purchaser Interest, Seller shall always request Tranche Periods such that Tranche Periods having a total of at least $10,000,000 (or, if less than $10,000,000, the aggregate Capital in respect of the Purchaser Interests then outstanding) shall end on the date specified in clause (A) of the definition of Settlement Date.

(b)  Seller upon notice to the Agent received at least three (3) Business Days prior to the end of a Tranche Period (the “Terminating Tranche”) for any Purchaser Interest, may, effective on the last day of the Terminating Tranche: (i) divide any such Purchaser Interest into multiple Purchaser Interests, (ii) combine any such Purchaser Interest with one or more other Purchaser Interests that have a Terminating Tranche ending on the same day as such Terminating Tranche or (iii) combine any such Purchaser Interest with a new Purchaser Interests to be purchased on the day such Terminating Tranche ends, provided, that in no event may a Purchaser Interest of Company be combined with a Purchaser Interest of the Financial Institutions.

SECTION 4.4  Financial Institution Discount Rates.    Seller may select the LIBO Rate or the Base Rate for each Purchaser Interest of the Financial Institutions. Seller shall by 11:00 a.m. (Chicago time): (i) at least three (3) Business Days prior to the expiration of any Terminating Tranche with respect to which the LIBO Rate is being requested as a new Discount Rate and (ii) at least one (1) Business Day prior to the expiration of any Terminating Tranche with respect to which the Base Rate is being requested as a new Discount Rate, give the Agent irrevocable notice of the new Discount Rate and new Tranche Period for the Purchaser Interest associated with such Terminating Tranche. Until Seller gives notice to the Agent of another Discount Rate, the initial Discount Rate for any Purchaser Interest transferred to the Financial Institutions pursuant to the terms and conditions hereof shall be the Base Rate.

SECTION 4.5    Suspension of the LIBO Rate.

(a)  If any Financial Institution notifies the Agent that it has determined that funding its Pro Rata Share of the Purchaser Interests of the Financial Institutions at a LIBO Rate would violate any applicable law, rule, regulation, or directive of any governmental or regulatory authority, having the force of law, or that (i) deposits of a type and maturity appropriate to match fund its Purchaser Interests at such LIBO Rate are not available or (ii) such LIBO Rate does not accurately reflect the cost of acquiring or maintaining a Purchaser Interest at such LIBO Rate, then the Agent shall suspend the availability of such LIBO Rate and require Seller to select the Base Rate for any Purchaser Interest accruing Yield at such LIBO Rate.

(b)  If less than all of the Financial Institutions give a notice to the Agent pursuant to Section 4.5(a), each Financial Institution which gave such a notice shall be obliged, at the request of Seller, Company or the Agent, to assign all of its rights and obligations hereunder to (i) another Financial Institution or (ii) another funding entity nominated by Seller or the Agent that is acceptable to Company and willing to participate in this Agreement through the Facility Termination Date in the place of such notifying Financial Institution; provided that (i) the notifying Financial Institution receives payment in full, pursuant to an Assignment Agreement, of an amount equal to such notifying Financial Institution’s Pro Rata Share of the Capital and Yield owing to all of the Financial Institutions and all accrued but unpaid fees and other costs and expenses payable in respect of its Pro Rata Share of the Purchaser Interests of the Financial Institutions, and (ii) the replacement Financial Institution otherwise satisfies the requirements of Section 12.1(b).

ARTICLE V

REPRESENTATIONS AND WARRANTIES

SECTION 5.1  Representations and Warranties of Seller.    Seller hereby represents and warrants to the Agent and the Purchasers, as of the date hereof and as of the date of each Incremental Purchase and the date of each Reinvestment that:

(a)  Corporate Existence and Power.    Seller is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation. Seller is duly qualified to do business and is in good standing as a foreign corporation, and has and holds all corporate power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted.

(b)  Power and Authority; Due Authorization, Execution and Delivery.    The execution and delivery by Seller of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder and Seller’s use of the proceeds of purchases made hereunder, are within its corporate powers and authority and have been duly authorized by all necessary corporate action on its part. This Agreement and each other Transaction Document to which Seller is a party has been duly executed and delivered by Seller.

(c)  No Conflict.    The execution and delivery by Seller of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder do not contravene or violate (i) its certificate or articles of incorporation or by-laws, (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any agreement, contract or instrument to which it is a party or by which it or any of its property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any Adverse Claim on assets of Seller or its Subsidiaries (except as created by the Transaction Documents); and no transaction contemplated hereby requires compliance with any bulk sales act or similar law.

(d)  Governmental Authorization.    Other than the filing of the financing statements required hereunder, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution and delivery by Seller of this Agreement and each other Transaction Document to which it is a party and the performance of its obligations hereunder and thereunder.

(e)  Actions, Suits.    There are no actions, suits or proceedings pending, or to the best of Seller’s knowledge, threatened, against or affecting Seller, or any of its properties, in or before any court, arbitrator or other body, that could reasonably be expected to have a Material Adverse Effect. Seller is not in default with respect to any order of any court, arbitrator or governmental body.

(f)  Binding Effect.    This Agreement and each other Transaction Document to which Seller is a party constitute the legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(g)  Accuracy of Information.    All information heretofore furnished by Seller or any of its Affiliates to the Agent or the Purchasers for purposes of or in connection with this Agreement, any of the other Transaction Documents or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by Seller or any of its Affiliates to the Agent or the Purchasers will be, true and accurate in every material respect on the date such information is stated or certified and does not and will not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

(h)  Use of Proceeds.    No proceeds of any purchase hereunder will be used (i) for a purpose that violates, or would be inconsistent with, Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time or (ii) to acquire any security in any transaction which is subject to Section 12, 13 or 14 of the Securities Exchange Act of 1934, as amended.

(i)  Good Title.    Immediately prior to each purchase hereunder, Seller shall be the legal and beneficial owner of the Receivables and Related Security with respect thereto, free and clear of any Adverse Claim, except as created by the Transaction Documents. There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Seller’s ownership interest in each Receivable, its Collections and the Related Security.

(j)  Perfection.    This Agreement, together with the filing by Agent of the financing statements contemplated hereby, is effective to, and shall, upon each purchase hereunder, transfer to the Agent for the benefit of the relevant Purchaser or Purchasers (and the Agent for the benefit of such Purchaser or Purchasers shall acquire from Seller) a valid and perfected first priority undivided percentage ownership or security interest in each Receivable existing or hereafter arising and in the Related Security and Collections with respect thereto, free and clear of any Adverse Claim, except as created by the Transactions Documents. There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Agent’s (on behalf of the Purchasers) ownership or security interest in the Receivables, the Related Security and the Collections.

(k)  Places of Business and Locations of Records.    The principal places of business and chief executive office of Seller and the offices where it keeps all of its Records are located at the address(es) listed on Exhibit III or such other locations of which the Agent has been notified in accordance with Section 7.2(a) in jurisdictions where all action required by Section 14.4(a) has been taken and completed. Seller’s Federal Employer Identification Number is correctly set forth on Exhibit III.

(l)  Collections.    The names and addresses of all Collection Banks, together with the account numbers of the Collection Accounts of Seller at each Collection Bank and the post office box number of each Lock-Box, are listed on Exhibit IV. Seller has not granted any Person, other than the Agent as contemplated by this Agreement, dominion and control of any Lock-Box or Collection Account, or the right to take dominion and control of any such Lock-Box or Collection Account at a future time or upon the occurrence of a future event.

(m)  Material Adverse Effect.    Since June 30, 2000, no event has occurred that would have a Material Adverse Effect.

(n)  Names.    Seller has not at any time used any corporate names, trade names or assumed names other than the name in which it has executed this Agreement.

(o)  Not a Holding Company or an Investment Company.    Seller is not a “holding company” or a “subsidiary holding company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended, or any successor statute. Seller is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or any successor statute.

(p)  Compliance with Law.    Seller has complied in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it is subject. Each Receivable, together with the Contract related thereto, does not contravene any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), and no part of such Contract is in violation of any such law, rule or regulation.

(q)  Compliance with Credit and Collection Policy.    Seller has complied in all material respects with the Credit and Collection Policy with regard to each Receivable and the related Contract, and has not made any material change to such Credit and Collection Policy, except such material change as to which the Agent has been notified in accordance with Section 7.1(a)(vii).

(r)  Payments to Originators.    With respect to each Receivable transferred to Seller under the Receivables Sale and Contribution Agreement, Seller has given reasonably equivalent value to JWP Investments, Inc. in consideration therefor and such transfer was not made for or on account of an antecedent debt. With respect to each Receivable transferred to Seller under any Receivables Sale Agreement, Seller has given reasonably equivalent value to the applicable Originator in consideration therefor and such transfer was not made for or on account of an antecedent debt. No transfer by any Originator or JWP Investments, Inc. of any Receivable under any Receivables Sale Agreement or under the Receivables Sale and Contribution Agreement is voidable under any section of the Bankruptcy Reform Act of 1978 (11 U.S.C. §§ 101 et seq.), as amended.

(s)  Enforceability of Contracts.    Each Contract with respect to each Receivable is effective to create, and has created, a legal, valid and binding obligation of the related Obligor to pay the Outstanding Balance of the Receivable created thereunder and any accrued interest thereon, enforceable against the Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(t)  Eligible Receivables.    Each Receivable included in the Net Receivables Balance as an Eligible Receivable on the date of its purchase or acquisition under, as applicable, the Receivables Sale and Contribution Agreement or any Receivables Sale Agreement was an Eligible Receivable on such purchase or acquisition date.

(u)  Net Receivables Balance.    Seller has determined that, immediately after giving effect to each purchase hereunder, the Net Receivables Balance is at least equal to the sum of (i) the Aggregate Capital, plus (ii) the Aggregate Reserves.

(v)  Accounting.    The manner in which Seller accounts for the transactions contemplated by this Agreement and each Receivables Sale Agreement is not inconsistent with the characterization of each transfer made under the Receivables Sale and Contribution Agreement or under any Receivables Sale Agreement as having the same effect as a “true sale,” which is to say having the effect of transferring to Seller all right, title and interest in and to the subject Receivables and the Related Security.

(w)  Other Representations.    Each of the representations and warranties of each Originator under or in connection with any of the other Transaction Documents is true and correct on and as of the date when made under such Transaction Document.

ARTICLE VI

CONDITIONS OF PURCHASES

SECTION 6.1  Conditions Precedent to Initial Incremental Purchase.    The initial Incremental Purchase of a Purchaser Interest under this Agreement is subject to the conditions precedent that:

(a)  Documentation.    The Agent shall have received on or before the date of such purchase each of the documents listed on Schedule B duly executed and delivered by each of the Persons named as parties thereto.

(b)  Fees.    The Agent shall have received all fees and expenses required to be paid on such date pursuant to the terms of this Agreement and the Fee Letter.

(c)  Data Processing.    Each Originator and Seller shall have marked their respective data processing records evidencing the Receivables to reflect the sales thereof as contemplated herein and in the other Transaction Documents.

(d)  Prior Transactions.    Each of the transfers contemplated under the Receivables Sale and Contribution Agreement shall have been consummated and fully performed, and no default shall have occurred and then be continuing thereunder.

SECTION 6.2  Conditions Precedent to All Purchases and Reinvestments.    Each Incremental Purchase (other than pursuant to Section 13.1) and each Reinvestment shall be subject to the further conditions precedent that in the case of each such Incremental Purchase or Reinvestment: (a) the Servicer shall have delivered to the Agent on or prior to the date of such Incremental Purchase or Reinvestment, in form and substance reasonably satisfactory to the

Agent, all Monthly Reports as and when due under Section 8.5 and, upon the Agent’s request, the Servicer shall have delivered to the Agent at least five (5) days prior to such Incremental Purchase or Reinvestment an Interim Monthly Report; (b) the Facility Termination Date shall not have occurred; (c) the Agent shall have received such other approvals, opinions or documents as it may reasonably request and (d) on the date of each such Incremental Purchase or Reinvestment, the following statements shall be true (and acceptance of the proceeds of such Incremental Purchase or Reinvestment shall be deemed a representation and warranty by Seller that such statements are then true):

(i)  the representations and warranties set forth in Section 5.1 are true and correct on and as of the date of such Incremental Purchase or Reinvestment as though made on and as of such date;

(ii)  no event has occurred and is continuing, or would result from such Incremental Purchase or Reinvestment, that constitutes an Amortization Event or Potential Amortization Event; and

(iii)  the Aggregate Capital does not exceed the Purchase Limit, the aggregate Purchaser Interests do not exceed 100% and in the case of an Incremental Purchase, the related Purchase Price does not exceed the Commitment Availability immediately prior to giving effect to such purchase.

It is expressly understood that each Reinvestment shall, unless otherwise directed by the Agent or any Purchaser, occur automatically on each day that the Servicer shall receive any Collections without the requirement that any further action be taken on the part of any Person and notwithstanding the failure of Seller to satisfy any of the foregoing conditions precedent in respect of such Reinvestment. The failure of Seller to satisfy any of the foregoing conditions precedent in respect of any Reinvestment shall give rise to a right of the Agent, which right may be exercised at any time on demand of the Agent, to rescind the related purchase and direct Seller to pay to the Agent for the benefit of the Purchasers an amount equal to the Collections that shall have been applied to the affected Reinvestment.

ARTICLE VII

COVENANTS

SECTION 7.1  Affirmative Covenants of Seller.    Until the date on which the Aggregate Unpaids have been indefeasibly paid in full and this Agreement terminates in accordance with its terms, Seller hereby covenants, as set forth below:

(a)  Financial Reporting.    Seller will maintain, a system of accounting established and administered in accordance with GAAP, and furnish or cause to be furnished to the Agent:

(i)  Annual Reporting.    Within 90 days after the close of each of its respective fiscal years, Seller shall furnish to the Agent unaudited financial statements (which shall include balance sheets, statements of income and retained earnings and a statement of cash flows) for such fiscal year certified in a manner acceptable to the Agent by an Authorized Officer of Seller.

(ii)  Quarterly Reporting.    Within 50 days after the close of the first three (3) quarterly periods of each of its fiscal years, a balance sheet of Seller as at the close of each such period and a statement of income for the period from the beginning of such fiscal year to the end of such quarter, all certified by an Authorized Officer of Seller.

(iii)  Compliance Certificates.    Together with the financial statements required hereunder, a Compliance Certificate in substantially the form of Exhibit V signed by an Authorized Officer of Seller and accompanied by the “Compliance Certificate” and “Offshore Base Rate Compliance Certificate” required to be delivered by CMI at such time under the terms of the Receivables Sale Agreement to which CMI is party, each dated the date of such annual financial statement or such quarterly financial statement, as the case may be.

(iv)  Copies of Notices.    Promptly upon its receipt of any notice, request for consent, financial statements, certification, report or other communication of any type or kind under or in connection with any Transaction Document from any Person other than the Agent, copies of the same.

(v)  Change in Credit and Collection Policy.    At least thirty (30) days prior to the effectiveness of any material change in or material amendment to the Credit and Collection Policy, a copy of the Credit and Collection Policy then in effect and a notice (A) indicating such change or amendment, and (B) if such proposed change or amendment would be reasonably likely to adversely affect the collectibility of the Receivables or decrease the credit quality of any newly created Receivables, requesting the Agent’s consent thereto.

(vi)  Other Information.    Promptly, from time to time, such other information, documents, records or reports relating to the Receivables or the condition or operations, financial or otherwise, of Seller, any Originator, JWP Investments, Inc. or any Affiliate of any such Person as the Agent may from time to time reasonably request in order to protect the interests of the Agent and the Purchasers under or as contemplated by this Agreement.

(b)  Notices.    Seller will notify the Agent in writing of any of the following promptly upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken with respect thereto:

(i)  Amortization Events or Potential Amortization Events.    The occurrence of each Amortization Event and each Potential Amortization Event, by a statement of an Authorized Officer of Seller.

(ii)  Judgment and Proceedings.    (1) The entry of any judgment or decree against Seller, (2) the entry of any judgment or decree against any Originator or JWP Investments, Inc., which is reasonably likely to create liability to such Person in excess of $10,000,000 in the aggregate for all such circumstances, (3) the institution of any litigation, arbitration proceeding or governmental proceeding against Seller or (4) the entry of any judgment or decree or the institution of any litigation, arbitration proceeding or governmental proceeding against Seller.

(iii)  Material Adverse Effect.    The occurrence of any event or condition that has had, or could reasonably be expected to have, a Material Adverse Effect.

(iv)  Amortization Date.    The occurrence of the “Amortization Date” under and as defined in any Receivables Sale Agreement.

(c)  Compliance with Laws and Preservation of Corporate Existence.    Seller will comply in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it is subject. Seller will preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where its business is conducted.

(d)  Audits.    Seller will furnish to the Agent from time to time such information with respect to it and the Receivables as the Agent may reasonably request. Seller will, from time to time during regular business hours as requested by the Agent upon reasonable notice, permit the Agent, or its agents or representatives (and shall cause each Originator to permit the Agent or its agents or representatives), (i) to examine and make copies of and abstracts from all Records in the possession or under the control of such Person relating to the Receivables and the Related Security, including, without limitation, the related Contracts, and (ii) to visit the offices and properties of such Person for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to such Person’s financial condition or the Receivables and the Related Security or any Person’s performance under any of the Transaction Documents or any Person’s performance under the Contracts and, in each case, with any of the officers or employees of Seller or the Servicer having knowledge of such matters. The extent to which Seller shall be liable in respect of costs and expenses incurred by the Agent in connection with the activities contemplated in this Section 7.1(d) shall be set forth in the Ancillary Costs Agreement.

(e)  Keeping and Marking of Records and Books.

(i)  Seller, individually and in its capacity as the Servicer, will (and will cause each Originator to) maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the timely identification of each new Receivable and all Collections of and adjustments to each existing Receivable). Seller will (and will cause each Originator to) give the Agent notice of any material change in the administrative and operating procedures referred to in the previous sentence.

(ii)  Seller will (and will cause each Originator to) (A) on or prior to the date hereof, mark its master data processing records and other books and records relating to the Purchaser Interests with a legend, acceptable to the Agent, describing the Purchaser Interests and (B) upon the request of the Agent (x) at any time, following the occurrence of an Amortization Event, at which the Agent is considering the termination of Seller as Servicer, mark each Contract with a legend describing the Purchaser Interests and (y) after the termination of Seller as Servicer or any Originator as sub-Servicer, deliver to the Agent all Contracts (including, without limitation, all multiple originals of any such Contract) relating to the Receivables.

(f)  Compliance with Contracts and Credit and Collection Policy.    Seller, individually and in its capacity as Servicer, will (and will cause each Originator to) timely and fully (i) perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables, and (ii) comply in all material respects with the Credit and Collection Policy in regard to each Receivable and the related Contract.

(g)  Performance and Enforcement of each Receivables Sale Agreement.    Seller will, and will require each Originator and JWP Investments, Inc. to, perform each of their respective obligations and undertakings under and pursuant to each Receivables Sale Agreement and the Receivables Sale and Contribution Agreement, will purchase and acquire Receivables thereunder in strict compliance with the terms thereof and will, as vigorously as the Agent shall direct, enforce the rights and remedies accorded to Seller as against each Originator under each Receivables Sale Agreement and the Receivables Sale and Contribution Agreement. Seller will take all actions to perfect and enforce its rights and interests (and the rights and interests of the Agent and the Purchasers as assignees of Seller) under any Receivables Sale Agreement and the Receivables Sale and Contribution Agreement as the Agent may from time to time reasonably request, including, without limitation, making claims to which it may be entitled under any indemnity, reimbursement or similar provision contained in any Receivables Sale Agreement or the Receivables Sale and Contribution Agreement.

(h)  Ownership.    Seller will (or will cause the applicable Originator to) take all necessary action to (i) vest legal and equitable title to the Receivables, the Related Security and the Collections purchased under any Receivables Sale Agreement or the Receivables Sale and Contribution Agreement irrevocably in Seller, free and clear of any Adverse Claims other than Adverse Claims in favor of the Agent for the benefit of the Purchasers (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Seller’s interest in such Receivables, Related Security and Collections and such other action to perfect, protect or more fully evidence the interest of Seller therein as the Agent may reasonably request), and (ii) establish and maintain, in favor of the Agent, for the benefit of the Purchasers, a valid and perfected first priority undivided percentage ownership interest (and/or a valid and perfected first priority security interest) in all Receivables, Related Security and Collections to the full extent contemplated herein, free and clear of any Adverse Claims other than Adverse Claims in favor of the Agent for the benefit of the Purchasers (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Agent’s (for the benefit of the Purchasers) interest in such Receivables, Related Security and Collections and such other action to perfect, protect or more fully evidence the interest of the Agent for the benefit of the Purchasers as the Agent may reasonably request).

(i)  Purchasers’ Reliance.    Seller acknowledges that the Purchasers are entering into the transactions contemplated by this Agreement in reliance upon Seller’s identity as a legal entity that is separate from each Originator, JWP Investments, Inc. and each Affiliate and Subsidiary thereof other than Seller (each of the foregoing an “Originator Entity”). Therefore, from and after the date of execution and delivery of this Agreement, Seller shall take all reasonable steps, including, without limitation, all steps that the Agent or any Purchaser may from time to time reasonably request, to maintain Seller’s identity as a separate legal entity and to make it manifest to third parties that Seller is an entity with assets and liabilities distinct from those of each Originator Entity and not just a division of an Originator Entity. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, Seller will:

(A)  conduct its own business in its own name and require that all full-time employees of Seller, if any, identify themselves as such and not as employees of any Originator Entity (including, without limitation, by means of providing appropriate employees with business or identification cards identifying such employees as Seller’s employees);

(B)  compensate all employees, consultants and agents (including audit and legal fees) directly, from Seller’s own funds, for services provided to Seller by such employees, consultants and agents and, to the extent any employee, consultant or agent of Seller is also an employee, consultant or agent of any Originator Entity, allocate the compensation of such employee, consultant or agent between Seller and such Originator Entity on a basis that reflects the services rendered to Seller and such Originator Entity;

(C)  clearly identify its offices (by signage or otherwise) as its offices and, if such office is located in the offices of any Originator Entity, Seller shall lease such office at a fair market rent;

(D)  have a separate telephone number, which will be answered only in its name and separate stationery, invoices and checks in its own name;

(E)  conduct all transactions with each Originator Entity (including, without limitation, any delegation of its obligations hereunder as Servicer) strictly on an arm’s-length basis, allocate all overhead expenses (including, without limitation, telephone and other utility charges) for items shared between Seller and such Originator Entity on a basis reasonably related to actual use;

(F)  at all times have a Board of Directors consisting of not fewer than three members, at least one member of which is an Independent Director;

(G)  observe all corporate formalities as a distinct entity, and ensure that all corporate actions relating to (A) the selection, maintenance or replacement of the Independent Director, (B) the dissolution or liquidation of Seller or (C) the initiation of, participation in, acquiescence in or consent to any bankruptcy, insolvency, reorganization or similar proceeding involving Seller, are duly authorized by unanimous vote of its Board of Directors (including the Independent Director);

(H)  in addition to those books and records maintained as otherwise contemplated herein, maintain a set of Seller’s books and records separate from those of each Originator Entity and otherwise readily identifiable as its own assets rather than assets of any Originator Entity;

(I)  in addition to the preparation of its financial statements as otherwise contemplated herein, prepare for itself financial statements separately from those of each Originator Entity and insure that any consolidated financial statements of any Originator Entity that include Seller and that are filed with the Securities and Exchange Commission or any other governmental agency have notes clearly stating that Seller is a separate corporate entity and that its assets will be available first and foremost to satisfy the claims of the creditors of Seller;

(J)  except as herein specifically otherwise provided, maintain the funds or other assets of Seller separate from, and not commingled with, those of any Originator Entity or any Affiliate thereof and only maintain bank accounts or other depository accounts to which Seller alone is the account party, into which Seller alone makes deposits and from which Seller alone (or the Agent hereunder) has the power to make withdrawals;

(K)  pay all of Seller’s operating expenses from Seller’s own assets (except for certain payments by any Originator Entity or other Persons pursuant to allocation arrangements that comply with the requirements of this Section 7.1(i));

(L)  operate its business and activities such that: it does not engage in any business or activity of any kind, or enter into any transaction or indenture, mortgage, instrument, agreement, contract, lease or other undertaking, other than the transactions contemplated and authorized by the Transaction Documents; and does not create, incur, guarantee, assume or suffer to exist any indebtedness or other liabilities, whether direct or contingent, other than (1) as a result of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, (2) the incurrence of obligations under this Agreement, (3) the incurrence of obligations, as expressly contemplated in any Receivable Sale Agreement or the Receivables Sale and Contribution Agreement, to make payment to the applicable Originator or transferor thereunder for the purchase of Receivables from such Originator or transferor under such Receivables Sale Agreement or the Receivables Sale and Contribution Agreement, and (4) the incurrence of operating expenses in the ordinary course of business of the type otherwise contemplated by the Transaction Documents;

(M)  maintain its corporate charter in conformity with this Agreement, such that it does not amend, restate, supplement or otherwise modify its Certificate of Incorporation or By-Laws in any respect that would impair its ability to comply with the terms or provisions of any of the Transaction Documents, including, without limitation, Section 7.1(i) of this Agreement;

(N)  maintain the effectiveness of, and continue to perform under each Receivables Sale Agreement and maintain the effectiveness of the Performance Undertaking, such that it does not amend, restate, supplement, cancel, terminate or otherwise modify any Receivables Sale Agreement or the Performance Undertaking, or give any consent, waiver, directive or approval thereunder or waive any default, action, omission or breach under any Receivables Sale Agreement or the Performance Undertaking or otherwise grant any indulgence thereunder, without (in each case) the prior written consent of the Agent;

(O)  maintain its corporate separateness such that it does not merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions, and except as otherwise contemplated herein) all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets of, any Person, nor at any time create, have, acquire, maintain or hold any interest in any Subsidiary.

(P)  maintain at all times the Minimum Net Worth and refrain from making any dividend, distribution, redemption of capital stock or payment of any subordinated indebtedness which would cause the Minimum Net Worth to cease to be so maintained; and

(Q)  take such other actions as are necessary on its part to ensure that the facts and assumptions set forth in the opinion issued by Altheimer & Gray, as counsel for Seller, in connection with the closing or initial Incremental Purchase under this Agreement and relating to substantive consolidation issues, and in the certificates accompanying such opinion, remain true and correct in all material respects at all times.

(j)  Collections.    Seller, individually and in its capacity as Servicer, will cause (1) all proceeds from all Lock-Boxes to be directly deposited by a Collection Bank into a Collection Account and (2) each Lock-Box and Collection Account to be subject at all times to a Collection Account Agreement that is in full force and effect. Seller, in its capacity as Servicer, will satisfy and duly perform all conditions and requirements set forth in Section 8.2. In the event any payments relating to Receivables are remitted directly to Seller or any Affiliate of Seller, Seller will remit (or will cause all such payments to be remitted) directly to a Collection Bank and deposited into a Collection Account within two (2) Business Days following receipt thereof, and, at all times prior to such remittance, Seller will itself hold or, if applicable, will cause such payments to be held in trust for the exclusive benefit of the Agent and the Purchasers. Seller will maintain exclusive ownership, dominion and control (subject to the terms of this Agreement) of each Lock-Box and Collection Account and shall not grant the right to take dominion and control of any Lock-Box or Collection Account at a future time or upon the occurrence of a future event to any Person, except to the Agent as contemplated by this Agreement.

(k)  Taxes.    Seller will file all tax returns and reports required by law to be filed by it and will promptly pay all taxes and governmental charges at any time owing, except those which are being contested in good faith by appropriate proceedings, provided that adequate reserves for such contested taxes have been established in accordance with GAAP and the relevant governmental authority shall not have commenced any enforcement proceedings seeking recourse against any assets of Seller in respect of such contested taxes. Seller will pay when due any taxes payable in connection with the Receivables, exclusive of taxes on or measured by income or gross receipts of Company, the Agent or any Financial Institution.

(l)  Insurance.    Seller will maintain in effect, or cause to be maintained in effect, at Seller’s own expense, such casualty and liability insurance as Seller shall deem appropriate in its good faith business judgment. The Agent, for the benefit of the Purchasers, shall be named as an additional insured with respect to all such liability insurance maintained by Seller. Seller will pay or cause to be paid, the premiums therefor and deliver to the Agent evidence satisfactory to the Agent of such insurance coverage. Copies of the insurance certificates for any such policies shall be furnished to the Agent and any Purchaser upon the Agent’s or such Purchaser’s request. The foregoing requirements shall not be construed to negate, reduce or modify, and are in addition to, Seller’s obligations hereunder.

(m)  Payment to Originators and Transferors.    With respect to any Receivable purchased by Seller from any Originator or acquired from JWP Investments, Inc., such sale or acquisition shall be effected under, and in strict compliance with the terms of, the relevant Receivables Sale Agreement or the Receivables Sale and Contribution Agreement, as applicable, including, withoutlimitation, the terms relating to the amount and timing of payments to be made to the applicable Originator or JWP Investments, Inc. in respect of the purchase price for such Receivable.

SECTION 7.2    Negative Covenants of Seller.    Until the date on which the Aggregate Unpaids have been indefeasibly paid in full and this Agreement terminates in accordance with its terms, Seller hereby covenants, that:

(a)  Name Change, Offices and Records.    Seller will not change its name, identity or corporate structure (within the meaning of Section 9-402(7) of any applicable enactment of the UCC) or relocate its chief executive office or any office where Records are kept unless it shall have: (i) given the Agent at least forty-five (45) days’ prior written notice thereof and (ii) delivered to the Agent all financing statements, instruments and other documents requested by the Agent in connection with such change or relocation.

(b)  Change in Payment Instructions to Obligors.    Except as may be required by the Agent pursuant to Section 8.2(b), Seller will not add or terminate any bank as a Collection Bank, or make any change in the instructions to Obligors regarding payments to be made to any Lock-Box or Collection Account, unless the Agent shall have received, at least ten (10) days before the proposed effective date therefor, (i) written notice of such addition, termination or change and (ii) with respect to the addition of a Collection Bank or a Collection Account or Lock-Box, an executed Collection Account Agreement with respect to the new Collection Account or Lock-Box; provided, however, that the Servicer may make changes in instructions to Obligors regarding payments if such new instructions require such Obligor to make payments to another existing Collection Account.

(c)  Modifications to Contracts and Credit and Collection Policy.    Seller will not, and will not permit any Originator to, make any change to the Credit and Collection Policy that could adversely affect the collectibility of the Receivables or decrease the credit quality of any newly created Receivables. Except as provided in Section 8.2(c), the Servicer will not, and will not permit any Originator to, extend, amend or otherwise modify the terms of any Receivable or any Contract related thereto other than in accordance with the Credit and Collection Policy.

(d)  Sales, Liens.    Seller will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, any Receivable, Related Security or Collections, or upon or with respect to any Contract under which any Receivable arises, or any Lock-Box or Collection Account, or assign any right to receive income with respect thereto (other than, in each case, the creation of the interests therein in favor of the Agent for the benefit of the Purchasers provided for herein), and Seller will defend the right, title and interest of the Agent and the Purchasers in, to and under any of the foregoing property, against all claims of third parties claiming through or under Seller or any Originator. Seller will not create or suffer to exist any mortgage, pledge, security interest, encumbrance, lien, charge or other similar arrangement on any of its inventory, the sale, financing or lease of which gives rise to any Receivable.

(e)  Net Receivables Balance.    At no time prior to the Amortization Date shall Seller permit the Net Receivables Balance to be less than an amount equal to the sum of (i) the Aggregate Capital plus (ii) the Aggregate Reserves.

(f)  Receivables Sale Agreement Amortization Date Determination.    Seller will not designate the Amortization Date (as defined in each Receivables Sale Agreement) under any Receivables Sale Agreement, or send any written notice to any Originator in respect thereof, without the prior written consent of the Agent, except with respect to the occurrence of such Amortization Date arising pursuant to Section 5.1(d) of any Receivables Sale Agreement.

(g)  Restricted Junior Payments.    From and after the occurrence of any Amortization Event, Seller will not make any Restricted Junior Payment if, after giving effect thereto, Seller would fail to meet its obligations set forth in Section 7.2(e). Seller will not make any Restricted Junior Payment if such payment would cause an Amortization Event or a Potential Amortization Event to occur or exist.

(h)  Consolidations and Mergers.    Seller shall not merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired), to or in favor of any Person, except as contemplated hereunder.

ARTICLE VIII

ADMINISTRATION AND COLLECTION

SECTION 8.1    Designation of Servicer.

(a)  The servicing, administration and collection of the Receivables shall be conducted by such Person (the “Servicer”) so designated from time to time in accordance with this Section 8.1. Seller is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms of this Agreement. The Agent may, at any time following an Amortization Event, designate as Servicer any Person to succeed Seller or any successor Servicer.

(b)  Seller may delegate, and Seller hereby advises the Purchasers and the Agent that it has delegated, to each of the Originators, as sub-Servicers of the Servicer, certain of its duties and responsibilities as Servicer hereunder in respect of the Receivables originated by such Originator. Without the prior written consent of the Agent and the Required Financial Institutions, Seller shall not be permitted to further delegate any of its duties or responsibilities as Servicer to any Person other than, with respect to certain Charged-Off Receivables, outside collection agencies in accordance with its customary practices. If at any time the Agent shall designate as Servicer any Person or Persons other than Seller, all duties and responsibilities theretofore delegated by Seller to any sub-Servicer (whether an Originator or any other Person) may, at the discretion of the Agent, be terminated forthwith on notice given by the Agent to Seller.

(c)  Notwithstanding the foregoing subsection (b), (i) Seller shall be and remain primarily liable to the Agent and the Purchasers for the full and prompt performance of all duties and responsibilities of the Servicer hereunder and (ii) the Agent and the Purchasers shall be entitled to deal exclusively with Seller in matters relating to the discharge by the Servicer of its duties and responsibilities hereunder. The Agent and the Purchasers shall not be required to give notice, demand or other communication to any Person other than Seller in order for communication to the Servicer and its sub-Servicers or other delegates with respect thereto to be accomplished. Seller, at all times that it is the Servicer, shall be responsible for providing any sub-Servicer or other delegate of the Servicer with any notice given to the Servicer under this Agreement.

SECTION 8.2  Duties of Servicer.    The Servicer shall take or cause to be taken all such actions as may be necessary or advisable to collect each Receivable from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy.

(a)  The Servicer will instruct all Obligors to pay all Collections directly to a Lock-Box or Collection Account. The Servicer shall effect a Collection Account Agreement substantially in the form of Exhibit VI with each bank party to a Collection Account at any time. In the case of any remittances received in any Lock-Box or Collection Account that shall have been identified, to the satisfaction of the Servicer, to not constitute Collections or other proceeds of the Receivables or the Related Security, the Servicer shall promptly remit such items to the Person identified to it as being the owner of such remittances. From and after the date the Agent delivers to any Collection Bank a Collection Notice pursuant to Section 8.3, the Agent may request that the Servicer, and the Servicer thereupon promptly shall instruct all Obligors with respect to the Receivables, to remit all payments thereon to a new depositary account specified by the Agent and, at all times thereafter, Seller and the Servicer shall not deposit or otherwise credit, and shall not permit any other Person to deposit or otherwise credit to such new depositary account any cash or payment item other than Collections. Agent shall provide Seller a copy of each Collection Notice at the time of, or promptly following, delivery of the same to a Collection Bank, provided, however that any failure to provide such copy shall not affect the validity or effectiveness of the Collection Notice.

(b)  The Servicer shall administer the Collections in accordance with the procedures described herein and in Article II. The Servicer shall set aside and hold in trust for the account of Seller and the Purchasers their respective shares of the Collections in accordance with Article II. The Servicer shall, upon the request of the Agent, segregate, in a manner acceptable to the Agent, all cash, checks and other instruments received by it from time to time constituting Collections from the general funds of the Servicer or Seller prior to the remittance thereof in accordance with Article II. If the Servicer shall be required to segregate Collections pursuant to the preceding sentence, the Servicer shall segregate and deposit with a bank designated by the Agent such allocable share of Collections of Receivables set aside for the Purchasers on the first Business Day following receipt by the Servicer of such Collections, duly endorsed or with duly executed instruments of transfer.

(c)  The Servicer may, in accordance with the Credit and Collection Policy, extend the maturity of any Receivable or adjust the Outstanding Balance of any Receivable as the Servicer determines to be appropriate to maximize Collections thereof; provided, however, that such extension or adjustment shall not alter the status of such Receivable as a Defaulted Receivable or Charged-Off Receivable or limit the rights of the Agent or the Purchasers under this Agreement. Notwithstanding anything to the contrary contained herein, after the occurrence and during the continuance of an Amortization Event, the Agent shall have the absolute and unlimited right to direct the Servicer to commence or settle any legal action with respect to any Receivable or to foreclose upon or repossess any Related Security.

(d)  The Servicer shall hold in trust for Seller and the Purchasers all Records that (i) evidence or relate to the Receivables, the related Contracts and Related Security or (ii) are otherwise necessary or desirable to collect the Receivables and shall, as soon as practicable upon demand of the Agent, deliver or make available to the Agent all such Records at Servicer’s office, packaged in a form capable of being removed with dispatch from such office. The Servicer shall, as soon as practicable following receipt thereof turn over to Seller any cash collections or other cash proceeds received with respect to any obligations owing to Seller or any Originator which obligations do no constitute Receivables. The Servicer shall, from time to time at the request of any Purchaser, furnish to the Purchasers (promptly after any such request) a calculation of the amounts set aside for the Purchasers pursuant to Article II.

(e)  Any payment by an Obligor in respect of any indebtedness owed by it to any Originator or Seller shall, except as otherwise specified by such Obligor or otherwise required by contract or law and unless otherwise instructed by the Agent, be applied as a Collection of any Receivable of such Obligor (starting with the oldest such Receivable) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other obligation of such Obligor.

SECTION 8.3  Collection Notices.    The Agent is authorized at any time following the occurrence and during the continuance of an Amortization Event, to date and to deliver to the Collection Banks the Collection Notices. Seller hereby transfers to the Agent for the benefit of the Purchasers, effective when the Agent delivers such notice, the exclusive ownership and control of each Lock-Box and the Collection Accounts. In case any authorized signatory of Seller whose signature appears on a Collection Account Agreement shall cease to have such authority before the delivery of such notice, such Collection Notice shall nevertheless be valid as if such authority had remained in force. Seller hereby authorizes the Agent, and agrees that the Agent shall be entitled to (i) endorse Seller’s name on checks and other instruments representing Collections, (ii) enforce the Receivables, the related Contracts and the Related Security and (iii) take such action as shall be necessary or desirable to cause all cash, checks and other instruments constituting Collections of Receivables to come into the possession of the Agent rather than Seller. Agent shall provide Seller a copy of each Collection Notice at the time of, or promptly following, delivery of the same to a Collection Bank, provided, however that any failure to provide such copy shall not affect the validity or effectiveness of the Collection Notice.

SECTION 8.4  Responsibilities of Seller.    Anything herein to the contrary notwithstanding, the exercise by the Agent and the Purchasers of their rights hereunder shall not release the Servicer, any Originator or Seller from any of their duties or obligations with respect to any Receivables or under the related Contracts. The Purchasers shall have no obligation or liability with respect to any Receivables or related Contracts, nor shall any of them be obligated to perform the obligations of Seller.

SECTION 8.5  Reports.    The Servicer shall prepare and forward to the Agent (i) on the nineteenth (19th) day of each month, or, if such day is not a Business Day, the next succeeding Business Day (the “Reporting Date”), and at such other times as the Agent shall request, a Monthly Report for the immediately previous Reporting Period and (ii) at such times as the Agent shall reasonably request, a listing by Obligor of all Receivables together with an aging of such Receivables.

SECTION 8.6  Servicing Fees.    In consideration of Seller’s agreement to act as Servicer hereunder, the Purchasers hereby agree that, so long as Seller shall continue to perform as Servicer hereunder, Seller or the sub-Servicers shall be permitted to retain out of the Collections received during any Reporting Period, and to the extent of available funds as determined in accordance with Section 2.4, a fee (the “Servicing Fee”) on each Scheduled Settlement Date, in arrears for the immediately preceding Reporting Period (or portion thereof), equal to 0.22% of the average Outstanding Balance of the Receivables during such preceding Reporting Period (or portion thereof), as compensation for its servicing activities hereunder.

ARTICLE IX

AMORTIZATION EVENTS

SECTION 9.1  Amortization Events.    The occurrence of any one or more of the following events shall constitute an Amortization Event:

(a)  Any Seller Party shall fail (i) to make any payment or deposit required hereunder or under any other Transaction Document when due, or (ii) to perform or observe any term, covenant or agreement hereunder (other than as referred to in clause (i) of this subsection (a) and Section 2.6 of this Agreement) and such failure shall continue for five (5) consecutive Business Days.

(b)  Any representation, warranty, certification or statement made by any Seller Party in this Agreement, any other Transaction Document or in any other document delivered pursuant hereto or thereto shall prove to have been incorrect in any material respect when made or deemed made. Notwithstanding the foregoing, a breach of any representation or warranty which relates solely to the eligibility or characteristics of any Receivable shall not constitute an Amortization Event so long as Seller remains in compliance with Section 2.6.

(c)  Failure of Seller to pay any Indebtedness when due; or the default by Seller in the performance of any term, provision or condition contained in any agreement under which any such Indebtedness was created or is governed, the effect of which is to cause, or to permit the holder or holders of such Indebtedness to cause, such Indebtedness to become due prior to its stated maturity; or any such Indebtedness of Seller shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the date of maturity thereof.

(d)  (i) Any of Seller, any Originator or JWP Investments, Inc. shall generally not pay its debts as such debts become due or shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors; or (ii) any proceeding shall be instituted by or against any of Seller, any Originator or JWP Investments, Inc. seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property; provided, that in the case of an involuntary proceeding instituted against any such Person, the Amortization Date shall not occur or be declared by reason of such event unless such proceeding remains undismissed for a period of 30 days after such proceeding is instituted or the affected Person at any time takes any action to consent to or acquiescence in the continuance of such proceeding; providedfurther that during such period, an Amortization Event shall exist and be continuing for purposes of Section 6.2 and otherwise hereunder; or (iii) any of Seller, any Originator or JWP Investments, Inc. shall take any corporate action to authorize any of the actions set forth in clauses (i) or (ii) above in this subsection (d).

(e)  Seller shall fail to comply with the terms of Section 2.6 hereof.

(f)  As at the end of any Reporting Period, any of the following shall occur, in each case as determined on the basis of the average of the applicable ratio for the last day of each of the three Reporting Periods then most recently ended:

(i)  the Delinquency Ratio shall exceed 5.25%, or

(ii)  the Loss-to-Liquidation Ratio shall exceed 5.25%, or

(iii)  in respect of any Reporting Period ending on or after June 29, 2001, the Dilution Ratio shall exceed a percentage equal to 125% of the highest average Dilution Ratio in respect of any prior period of three consecutive Reporting Periods, which prior period shall have commenced on or after October 31, 2000.

(g)  A Change of Control shall occur.

(h)  One or more final judgments for the payment of money shall be entered against Seller.

(i)  Any of the following shall occur: (i) any Originator or JWP Investments, Inc. shall fail to perform or observe any material term, covenant or agreement under the Receivables Sale and Contribution Agreement on its part to be performed or observed; (ii) any representation, warranty, certification or statement made by any Originator or JWP Investments, Inc. under or in connection with the Receivables Sale and Contribution Agreement shall prove to have been incorrect in any material respect when made or deemed made; (iii) any “Amortization Event” under and as defined in any Receivables Sale Agreement shall occur; (iv) the “Amortization Date” under and as defined in any Receivables Sale Agreement shall occur; or (v) any Originator shall for any reason cease to transfer, or cease to have the legal capacity to transfer, or shall otherwise be incapable of transferring, Receivables to Seller under the Receivables Sale Agreement to which it is named as party.

(j)  This Agreement shall terminate in whole or in part (except in accordance with its terms), or shall cease to be effective or to be the legally valid, binding and enforceable obligation of Seller, or a material number of Obligors shall directly or indirectly contest in any manner such effectiveness, validity, binding nature or enforceability, or the Agent for the benefit of the Purchasers shall cease to have a valid and perfected first priority security interest in the Receivables, the Related Security and the Collections with respect thereto and the Collection Accounts.

(k)  CMI shall fail to perform or observe any term, covenant or agreement required to be performed by it under the Performance Undertaking, or the Performance Undertaking shall cease to be effective or to be the legally valid, binding and enforceable obligation of CMI, or CMI shall directly or indirectly contest in any manner such effectiveness, validity, binding nature or enforceability.

(l)  As of the end of any fiscal quarter of CMI, any of the following shall occur, unless such Amortization Event shall have been waived by Bank One in its capacity as Agent hereunder (capitalized terms used below to have the meanings assigned in Annex A to Exhibit I):

(i)  The ratio of EBITDA to Interest Expense for the four consecutive fiscal quarters then ended shall be less than 3.0 to 1.0;

(ii)  The ratio of Funded Debt to Total Capitalization shall exceed 0.65 to 1.0; or

(iii)  The ratio of Funded Debt as of the end of such fiscal quarter to EBITDA for the four consecutive fiscal quarters then ended, shall exceed 3.5 to 1.0.

In the case of clause (iii) above, if Holdco, CMI or any of their respective Subsidiaries shall have made any Acquisitions of another Person (a “Target”) during any period in respect of which a calculation is being made under such clause, then such Target shall be deemed to have been acquired at the beginning of such period provided that the Agent shall have been provided with audited financial statements (or unaudited financial statements provided that the Agent has consented thereto) with respect to such Target for the two (2) fiscal years of such Target most recently ended and there shall be excluded from EBITDA of the Target the amount of any operating expenses actually incurred by such Target during such period that are reasonably expected to be eliminated following any such Acquisition and are approved by the Agent in its reasonable discretion. Such operating expenses may include, without limitation, excess compensation. All such exclusions shall be identified on a separate schedule delivered to the Agent with the financial statements described above. Notwithstanding the foregoing, prior to the date that is the earliest to occur of (i) the date the Five-Year Credit Agreement shall terminate in accordance with its terms, (ii) the date Bank One shall cease to be a party to the Five-Year Credit Agreement or (iii) the date the Agent hereunder shall fail to concur in any written amendment or waiver that shall have become effective under the Five-Year Credit Agreement (as distinguished from exercise of discretion on the part of the calculation agent under the Five-Year Credit Agreement which under the terms of the Five-Year Credit Agreement does not require the consent of any Bank thereunder) relating to the terms and provisions thereunder that correspond to any of the provisions of Section 9.1(l) above, any determination made in accordance with the terms of the Five-Year Credit Agreement in respect of the effect of any Acquisition on the calculations of Funded Debt and EBITDA shall be binding upon the Agent and the Purchasers for purposes of this Section 9.1(l).

SECTION 9.2  Remedies.    Upon the occurrence and during the continuation of an Amortization Event, the Agent may, or upon the direction of the Required Financial Institutions shall, take any of the following actions: (i) replace the Person then acting as Servicer or direct the Servicer to replace any Person acting as sub-Servicer, (ii) declare the Amortization Date to have occurred, whereupon the Amortization Date shall forthwith occur, without demand, protest or further notice of any kind, all of which are hereby expressly waived by Seller; provided, however, that upon the occurrence of an Amortization Event described in Section 9.1(d)(ii) (except as contemplated in the proviso thereto), or of an actual or deemed entry of an order for relief with respect to Seller or any Originator under the Federal Bankruptcy Code, the Amortization Date shall automatically occur, without demand, protest or any notice of any kind, all of which are hereby expressly waived by Seller, (iii) to the fullest extent permitted by applicable law, declare that the Default Fee shall accrue with respect to any of the Aggregate Unpaids outstanding at such time, (iv) deliver the Collection Notices to the Collection Banks, and (v) notify Obligors of the Purchasers’ interest in the Receivables. The aforementioned rights and remedies shall be without limitation, and shall be in addition to all other rights and remedies of the Agent and the Purchasers otherwise available under any other provision of this Agreement, by operation of law, at equity or otherwise, all of which are hereby expressly preserved, including, without limitation, all rights and remedies provided under the UCC, all of which rights shall be cumulative.

ARTICLE X

INDEMNIFICATION

SECTION 10.1  Indemnities by The Seller and Servicer.    Without limiting any other rights that the Agent or any Purchaser may have hereunder or under applicable law, (A) Seller hereby agrees to indemnify (and pay upon demand to) the Agent and each Purchaser and their respective assigns, officers, directors, agents and employees (each an “Indemnified Party”) from and against any and all damages, losses, claims, taxes, liabilities, out-of-pocket costs, expenses and for all other amounts payable, including reasonable attorneys’ fees (which attorneys may be employees of the Agent or such Purchaser) and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them arising out of or as a result of this Agreement or the acquisition, either directly or indirectly, by a Purchaser of an interest in the Receivables, and (B) the Servicer hereby agrees to indemnify (and pay upon demand to) each Indemnified Party for Indemnified Amounts awarded against or incurred by any of them arising out of the Servicer’s activities as Servicer hereunder excluding, however, in all of the foregoing instances under the preceding clauses (A) and (B):

(x)  Indemnified Amounts to the extent a final judgment of a court of competent jurisdiction holds that such Indemnified Amounts resulted from gross negligence or willful misconduct on the part of the Indemnified Party seeking indemnification;

(y)  Indemnified Amounts to the extent the same includes losses in respect of Receivables that are uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor; or

(z)  taxes imposed by the jurisdiction in which such Indemnified Party’s principal executive office is located, on or measured by the overall net income of such Indemnified Party to the extent that the computation of such taxes is consistent with the characterization for income tax purposes of the acquisition by the Purchasers of Purchaser Interests as a loan or loans by the Purchasers to Seller secured by the Receivables, the Related Security, the Collection Accounts and the Collections;

(zz)  any Broken Funding Costs or Indemnified Amounts claimed by any Defaulting Financial Institution arising by reason of such Defaulting Financial Institution’s default hereunder;

provided, however, that nothing contained in this sentence shall limit the liability of Seller or Servicer or limit the recourse of the Purchasers to Seller or Servicer for amounts otherwise specifically provided to be paid by Seller or Servicer in any provision of this Agreement other than this Section 10.1. Without limiting the generality of the foregoing indemnification, Seller or Servicer shall indemnify the Agent and the Purchasers for Indemnified Amounts (including, without limitation, losses in respect of uncollectible receivables, regardless of whether reimbursement therefor would constitute recourse to Seller or the Servicer) resulting from:

(i)  any representation or warranty made by Seller, the Servicer, any Originator or JWP Investments, Inc. (or any officers of any such Person) under or in connection with this Agreement, any other Transaction Document or any other information or report delivered by any such Person pursuant hereto or thereto, which shall have been false or incorrect when made or deemed made;

(ii)  the failure by Seller, the Servicer, any Originator or JWP Investments, Inc. to comply with any applicable law, rule or regulation with respect to any Receivable or Contract related thereto, or the nonconformity of any Receivable or Contract included therein with any such applicable law, rule or regulation or any failure of any Originator or Seller to keep or perform any of its obligations, express or implied, with respect to any Contract or the failure of Seller or Servicer to comply with the Credit and Collection Policy in regard to any Receivable or the related Contract;

(iii)  any failure of Seller, the Servicer, any Originator or JWP Investments, Inc. to perform its duties, covenants or other obligations in accordance with the provisions of this Agreement or any other Transaction Document;

(iv)  any products liability, personal injury or damage suit, or other similar claim arising out of or in connection with merchandise, insurance or services that are the subject of any Contract or any Receivable;

(v)  any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or service related to such Receivable or the furnishing or failure to furnish such merchandise or services;

(vi)  the commingling of Collections of Receivables at any time with other funds;

(vii)  any investigation, litigation or proceeding related to or arising from this Agreement or any other Transaction Document, the transactions contemplated hereby, the use of the proceeds of an Incremental Purchase or a Reinvestment, the ownership of the Purchaser Interests or any other investigation, litigation or proceeding relating to Seller, the Servicer or any Originator in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby;

(viii)  any inability to litigate any claim against any Obligor in respect of any Receivable as a result of such Obligor being immune from civil and commercial law and suit on the grounds of sovereignty or otherwise from any legal action, suit or proceeding;

(ix)  any Amortization Event described in Section 9.1(d);

(x)  any failure of Seller to acquire and maintain legal and equitable title to, and ownership of any Receivable and the Related Security and Collections with respect thereto from each Originator, free and clear of any Adverse Claim (except as created by the Transaction Documents); or any failure of Seller to give reasonably equivalent value to each Originator under the relevant Receivables Sale Agreement in consideration of the transfer by such Originator of any Receivable, or any attempt by any Person to void such transfer under statutory provisions or common law or equitable action;

(xi)  any failure to vest and maintain vested in the Agent for the benefit of the Purchasers, or to transfer to the Agent for the benefit of the Purchasers, legal and equitable title to, and ownership of, a first priority perfected undivided percentage ownership interest (to the extent of the Purchaser Interests contemplated hereunder) or security interest in the Receivables, the Related Security and the Collections, free and clear of any Adverse Claim (except as created by the Transaction Documents);

(xii)  any action or omission by Seller, Servicer, any Originator or JWP Investments, Inc. which reduces or impairs the rights of the Agent or the

Purchasers with respect to any Receivable or the value of any such Receivable;

(xiii)  any attempt by any Person to void any Incremental Purchase or Reinvestment hereunder under statutory provisions or common law or equitable action; and

(xiv)  the failure of any Receivable included in the calculation of the Net Receivables Balance as an Eligible Receivable to be an Eligible Receivable at the time so included.

Any claim made by any Indemnified Party under this Section 10.1 shall be made in a written notice to Seller, which notice shall set forth in reasonable detail a description of the basis for such claim.

SECTION 10.2  Increased Cost and Reduced Return.    If after the date hereof, any Funding Source shall be charged any fee, expense or increased cost on account of the adoption of any applicable law, rule or regulation (including any applicable law, rule or regulation regarding capital adequacy) or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance with any request or directive having the force of law of any such authority, central bank or comparable agency (a “Regulatory Change”): (i) that subjects any Funding Source to any charge or withholding on or with respect to any Funding Agreement or a Funding Source’s obligations under a Funding Agreement, or on or with respect to the Receivables, or changes the basis of taxation of payments to any Funding Source of any amounts payable under any Funding Agreement (except for changes in the rate of tax on the overall net income of a Funding Source or taxes excluded by Section 10.1) or (ii) that imposes, modifies or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of a Funding Source, or credit extended by a Funding Source pursuant to a Funding Agreement or (iii) that imposes any other condition the result of which is to increase the cost to a Funding Source of performing its obligations under a Funding Agreement, or to reduce the rate of return on a Funding Source’s capital as a consequence of its obligations under a Funding Agreement, or to reduce the amount of any sum received or receivable by a Funding Source under a Funding Agreement or to require any payment calculated by reference to the amount of interests or loans held or interest received by it, then, upon demand by the Agent, Seller shall pay to the Agent, for the benefit of the relevant Funding Source, such amounts charged to such Funding Source or such amounts to otherwise compensate such Funding Source for such increased cost or such reduction.

SECTION 10.3  Other Costs and Expenses.    Seller shall pay to the Agent and Company on demand all costs and out-of-pocket expenses in connection with the preparation, execution, delivery and administration of this Agreement, the transactions contemplated hereby and the other documents to be delivered hereunder, including without limitation, the cost of auditors periodically auditing the books, records and procedures of Seller and any Originator, reasonable fees and out-of-pocket expenses of legal counsel for Company and the Agent (which such counsel may be employees of Company or the Agent) with respect thereto and with respect to advising Company and the Agent as to their respective rights and remedies under this

Agreement; provided that the liability of Seller in respect of the fees of legal counsel for Company and the Agent arising in connection with the preparation, execution, delivery and initial closing of this Agreement shall be limited in the manner set forth in the Ancillary Costs Agreement. Seller shall pay to the Agent on demand any and all costs and expenses of the Agent and the Purchasers, if any, including reasonable counsel fees and expenses in connection with the enforcement of this Agreement and the other documents delivered hereunder and in connection with any restructuring or workout of this Agreement or such documents, or the administration of this Agreement following an Amortization Event. Seller shall reimburse Company on demand for all other costs and expenses incurred by Company (“Other Costs”), including, without limitation, the cost of auditing Company’s books by certified public accountants, the cost of rating the Commercial Paper by independent financial rating agencies, and the reasonable fees and out-of-pocket expenses of counsel for Company or any counsel for any shareholder of Company with respect to advising Company or such shareholder as to matters relating to Company’s operations. Any claim hereunder in respect of legal fees or other costs and expenses shall be made in a written notice to Seller, which notice shall be accompanied by the applicable invoice or similar description in reasonable detail of the applicable legal services rendered and the costs and expenses incurred.

SECTION 10.4  Allocations.    Company shall allocate the liability for Other Costs among Seller and other Persons with whom Company has entered into agreements to purchase interests in receivables (“Other Sellers”). If any Other Costs are attributable to Seller and not attributable to any Other Seller, Seller shall be solely liable for such Other Costs. However, if Other Costs are attributable to Other Sellers and not attributable to Seller, such Other Sellers shall be solely liable for such Other Costs. All allocations to be made pursuant to the foregoing provisions of this Article X shall be made by Company in its sole discretion and shall be binding on Seller and the Servicer.

ARTICLE XI

THE AGENT

SECTION 11.1  Authorization and Action.    Each Purchaser hereby designates and appoints Bank One to act as its agent hereunder and under each other Transaction Document, and authorizes the Agent to take such actions as agent on its behalf and to exercise such powers as are delegated to the Agent by the terms of this Agreement and the other Transaction Documents together with such powers as are reasonably incidental thereto. The Agent shall not have any duties or responsibilities, except those expressly set forth herein or in any other Transaction Document, or any fiduciary relationship with any Purchaser, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Agent shall be read into this Agreement or any other Transaction Document or otherwise exist for the Agent. In performing its functions and duties hereunder and under the other Transaction Documents, the Agent shall act solely as agent for the Purchasers and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for any Seller Party or any of such Seller Party’s successors or assigns, except as expressly provided herein. The Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to this Agreement, any other Transaction Document or applicable law. The appointment and authority of the Agent hereunder shall terminate upon the indefeasible payment in full of all Aggregate Unpaids. Each Purchaser hereby authorizes the Agent to execute each of the Uniform Commercial Code financing statements on behalf of such Purchaser (the terms of which shall be binding on such Purchaser).

SECTION 11.2  Delegation of Duties.    The Agent may execute any of its duties under this Agreement and each other Transaction Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected and maintained by it with reasonable care.

SECTION 11.3  Exculpatory Provisions.    Neither the Agent nor any of its directors, officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement or any other Transaction Document (except for its, their or such Person’s own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Purchasers for any recitals, statements, representations or warranties made by any Seller Party contained in this Agreement, any other Transaction Document or any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement, or any other Transaction Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, or any other Transaction Document or any other document furnished in connection herewith or therewith, or for any failure of any Seller Party to perform its obligations hereunder or thereunder, or for the satisfaction of any condition specified in Article VI, or for the perfection, priority, condition, value or sufficiency of any collateral pledged in connection herewith. The Agent shall not be under any obligation to any Purchaser to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement or any other Transaction Document, or to inspect the properties, books or records of the Seller Parties. The Agent shall not be deemed to have knowledge of any Amortization Event or Potential Amortization Event unless the Agent has received notice from Seller or a Purchaser.

SECTION 11.4 Reliance by Agent.    The Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to Seller), independent accountants and other experts reasonably selected and maintained by the Agent. The Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document unless it shall first receive such advice or concurrence of Company or the Required Financial Institutions or all of the Purchasers, as applicable, as it deems appropriate and it shall first be indemnified to its satisfaction by the Purchasers, provided that unless and until the Agent shall have received such advice, the Agent may take or refrain from taking any action, as the Agent shall deem advisable and in the best interests of the Purchasers. The Agent shall in all cases be fully protected in acting, or in refraining from acting, in accordance with a request of Company or the Required Financial Institutions or all of the Purchasers, as applicable, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Purchasers.

SECTION 11.5  Non-Reliance on Agent and Other Purchasers.    Each Purchaser expressly acknowledges that neither the Agent, nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Agent hereafter taken, including, without limitation, any review of the affairs of any Seller Party, shall be deemed to constitute any representation or warranty by the Agent. Each Purchaser represents and warrants to the Agent that it has and will, independently and without reliance upon the Agent or any other Purchaser and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of Seller and made its own decision to enter into this Agreement, the other Transaction Documents and all other documents related hereto or thereto.

SECTION 11.6  Reimbursement and Indemnification.    The Financial Institutions agree to reimburse and indemnify the Agent and its officers, directors, employees, representatives and agents ratably according to their Pro Rata Shares, to the extent not paid or reimbursed by Seller or Servicer (i) for any amounts for which the Agent, acting in its capacity as Agent, is entitled to reimbursement by Seller or Servicer hereunder and (ii) for any other expenses incurred by the Agent, in its capacity as Agent and acting on behalf of the Purchasers, in connection with the administration and enforcement of this Agreement and the other Transaction Documents.

SECTION 11.7  Agent in its Individual Capacity.    The Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with Seller or any Affiliate of Seller as though the Agent were not the Agent hereunder. With respect to the acquisition of Purchaser Interests pursuant to this Agreement, the Agent shall have the same rights and powers under this Agreement in its individual capacity as any Purchaser and may exercise the same as though it were not the Agent, and the terms “Financial Institution,” “Purchaser,” “Financial Institutions” and “Purchasers” shall include the Agent in its individual capacity.

SECTION 11.8  Successor Agent.    The Agent may, upon thirty (30) days’ notice to Seller and the Purchasers, and the Agent will, upon the direction of all of the Purchasers (other than the Agent, in its individual capacity) resign as Agent. If the Agent shall resign, then the Required Financial Institutions during such thirty-day period shall appoint from among the Purchasers a successor agent. If for any reason no successor Agent is appointed by the Required Financial Institutions during such thirty-day period, then effective upon the termination of such thirty day period, the Purchasers shall perform all of the duties of the Agent hereunder and under the other Transaction Documents and Seller and the Servicer (as applicable) shall make all payments in respect of the Aggregate Unpaids directly to the applicable Purchasers and for all purposes shall deal directly with the Purchasers. After the effectiveness of any retiring Agent’s resignation hereunder as Agent, the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Transaction Documents and the provisions of this Article XI and Article X shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while it was Agent under this Agreement and under the other Transaction Documents.

ARTICLE XII

ASSIGNMENTS; PARTICIPATIONS

SECTION 12.1  Assignments.    Seller and each Financial Institution hereby agree and consent to the complete or partial assignment by Company of all or any portion of its rights under, interest in, title to and obligations under this Agreement (i) to the Financial Institutions pursuant to Section 13.1, (ii) to any other multi-seller commercial paper conduit in respect of which Bank One acts as administrative agent or in a similar capacity, or (iii) with the prior written consent of Seller, to any other Person, including, without limitation, any other multi-seller commercial paper conduit. Upon any such assignment, Company shall be released from its obligations so assigned. Further, Seller and each Financial Institution hereby agree that any assignee of Company of this Agreement or all or any of the Purchaser Interests of Company shall have all of the rights and benefits under this Agreement as if the term “Company” explicitly referred to such party, and no such assignment shall in any way impair the rights and benefits of Company hereunder. Neither Seller nor the Servicer shall have the right to assign its rights or obligations under this Agreement.

(a)  Any Financial Institution may at any time and from time to time assign to one or more Financial Persons (“Purchasing Financial Institutions”) all or any part of its rights and obligations under this Agreement pursuant to an assignment agreement, substantially in the form set forth in Exhibit VII hereto (the “Assignment Agreement”) executed by such Purchasing Financial Institution and such selling Financial Institution. The consent of Company shall be required prior to the effectiveness of any such assignment. The consent of Seller shall not be required in respect of any such assignment, provided that Seller shall have been given ten (10) Business Days’ prior written notice of such assignment in the case of any assignment other than an assignment by a Financial Institution to one of its Affiliates. Each assignee of a Financial Institution must (i) have a short-term debt rating of A-1 or better by Standard & Poor’s Ratings Group and P-1 by Moody’s Investor Service, Inc. and (ii) agree to deliver to the Agent, promptly following any request therefor by the Agent or Company, an enforceability opinion in form and substance satisfactory to the Agent and Company. Upon delivery of the executed Assignment Agreement to the Agent, such selling Financial Institution shall be released from its obligations hereunder to the extent of such assignment. Thereafter the Purchasing Financial Institution shall for all purposes be a Financial Institution party to this Agreement and shall have all the rights and obligations of a Financial Institution under this Agreement to the same extent as if it were an original party hereto and no further consent or action by Seller, the Purchasers or the Agent shall be required.

(b)  Each of the Financial Institutions agrees that in the event that it shall cease to have a short-term debt rating of A-1 or better by Standard & Poor’s Ratings Group and P-1 by Moody’s Investor Service, Inc. (an “Affected Financial Institution”), such Affected Financial Institution shall be obliged, at the request of Company or the Agent, to assign all of its rights and obligations hereunder to (x) another Financial Institution or (y) another funding entity nominated by the Agent and acceptable to Company, and willing to participate in this Agreement through the Facility Termination Date in the place of such Affected Financial Institution; provided that the Affected Financial Institution receives payment in full, pursuant to an Assignment Agreement, of an amount equal to such Financial Institution’s Pro Rata Share of the Aggregate Capital and Yield owing to the Financial Institutions and all accrued but unpaid fees and other costs and expenses payable in respect of its Pro Rata Share of the Purchaser Interests of the Financial Institutions.

SECTION 12.2  Participations.    Any Financial Institution may, in the ordinary course of its business at any time sell to one or more Financial Persons (each a “Participant”) participating interests in its Pro Rata Share of the Purchaser Interests of the Financial Institutions, its obligation to pay Company its Acquisition Amounts or any other interest of such Financial Institution hereunder. Notwithstanding any such sale by a Financial Institution of a participating interest to a Participant, such Financial Institution’s rights and obligations under this Agreement shall remain unchanged, such Financial Institution shall remain solely responsible for the performance of its obligations hereunder, and Seller, Company and the Agent shall continue to deal solely and directly with such Financial Institution in connection with such Financial Institution’s rights and obligations under this Agreement. Each Financial Institution agrees that any agreement between such Financial Institution and any such Participant in respect of such participating interest shall not restrict such Financial Institution’s right to agree to any amendment, supplement, waiver or modification to this Agreement, except for any amendment, supplement, waiver or modification described in Section 14.1(b)(i). The consent of Seller shall not be required in respect of any such sale of a participating interest, provided that (i) Seller shall have been given ten (10) Business Days’ prior written notice of such sale in the case of any Participant that is not an Affiliate of a Financial Institution and (ii) if, as of the date of such sale, upon giving effect to such sale, such sale would not give rise to any increased costs to Seller hereunder or to any obligation on the part of Seller to make any withholding in respect of any taxes in respect of payments to be made hereunder by Seller.

ARTICLE XIII

LIQUIDITY FACILITY

SECTION 13.1  Transfer to Financial Institutions.    Each Financial Institution hereby agrees, subject to Section 13.4, that immediately upon written notice from Company delivered on or prior to the Facility Termination Date, it shall acquire by assignment from Company, without recourse or warranty, its Pro Rata Share of one or more of the Purchaser Interests of Company as specified by Company. Each such assignment by Company shall be made pro rata among all of the Financial Institutions, except for pro rata assignments to one or more Terminating Financial Institutions pursuant to Section 13.6. Each such Financial Institution shall, no later than 1:00 p.m. (Chicago time) on the date of such assignment, pay in immediately available funds (unless another form of payment is otherwise agreed between Company and any Financial Institution) to the Agent at an account designated by the Agent, for the benefit of Company, its Acquisition Amount. Unless a Financial Institution has notified the Agent that it does not intend to pay its Acquisition Amount, the Agent may assume that such payment has been made and may, but shall not be obligated to, make the amount of such payment available to Company in reliance upon such assumption. Company hereby sells and assigns to the Agent for the ratable benefit of the Financial Institutions, and the Agent hereby purchases and assumes from Company, effective upon the receipt by Company of the Company

Transfer Price, the Purchaser Interests of Company which are the subject of any transfer pursuant to this Article XIII.

SECTION 13.2  Transfer Price Reduction Yield.    If the Adjusted Funded Amount is included in the calculation of the Company Transfer Price for any Purchaser Interest, each Financial Institution agrees that the Agent shall pay to Company the Reduction Percentage of any Yield received by the Agent with respect to such Purchaser Interest.

SECTION 13.3  Payments to Company.    In consideration for the reduction of the Company Transfer Prices by the Company Transfer Price Reductions, effective only at such time as the aggregate amount of the Capital of the Purchaser Interests of the Financial Institutions equals the Company Residual, each Financial Institution hereby agrees that the Agent shall not distribute to the Financial Institutions and shall immediately remit to Company any Yield, Collections or other payments received by it to be applied pursuant to the terms hereof or otherwise to reduce the Capital of the Purchaser Interests of the Financial Institutions.

SECTION 13.4  Limitation on Commitment to Purchase from Company.    Notwithstanding anything to the contrary in this Agreement, no Financial Institution shall have any obligation to purchase any Purchaser Interest from Company, pursuant to Section 13.1 or otherwise, if:

(i)  Company shall have voluntarily commenced any proceeding or filed any petition under any bankruptcy, insolvency or similar law seeking the dissolution, liquidation or reorganization of Company or taken any corporate action for the purpose of effectuating any of the foregoing; or

(ii)  involuntary proceedings or an involuntary petition shall have been commenced or filed against Company by any Person under any bankruptcy, insolvency or similar law seeking the dissolution, liquidation or reorganization of Company and such proceeding or petition shall have not been dismissed.

SECTION 13.5  Defaulting Financial Institutions.    If one or more Financial Institutions defaults in its obligation to pay its Acquisition Amount pursuant to Section 13.1 (each such Financial Institution shall be called a “Defaulting Financial Institution” and the aggregate amount of such defaulted obligations being herein called the “Company Transfer Price Deficit”), then upon notice from the Agent, each Financial Institution other than the Defaulting Financial Institutions (a “Non-Defaulting Financial Institution”) shall promptly pay to the Agent, in immediately available funds, an amount equal to the lesser of (x) such Non-Defaulting Financial Institution’s proportionate share (based upon the relative Commitments of the Non-Defaulting Financial Institutions) of the Company Transfer Price Deficit and (y) the unused portion of such Non-Defaulting Financial Institution’s Commitment. A Defaulting Financial Institution shall forthwith upon demand pay to the Agent for the account of the Non-Defaulting Financial Institutions all amounts paid by each Non-Defaulting Financial Institution on behalf of such Defaulting Financial Institution, together with interest thereon, for each day from the date a payment was made by a Non-Defaulting Financial Institution until the date such Non-Defaulting Financial Institution has been paid such amounts in full, at a rate per annum equal to the Federal

Funds Effective Rate plus two percent (2%). In addition, without prejudice to any other rights that Company may have under applicable law, each Defaulting Financial Institution shall pay to Company forthwith upon demand, the difference between such Defaulting Financial Institution’s unpaid Acquisition Amount and the amount paid with respect thereto by the Non-Defaulting Financial Institutions, together with interest thereon, for each day from the date of the Agent’s request for such Defaulting Financial Institution’s Acquisition Amount pursuant to Section 13.1 until the date the requisite amount is paid to Company in full, at a rate per annum equal to the Federal Funds Effective Rate plus two percent (2%).

ARTICLE XIV

MISCELLANEOUS

SECTION 14.1    Waivers and Amendments.

(a)  No failure or delay on the part of the Agent or any Purchaser in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law. Any waiver of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.

(b)  No provision of this Agreement may be amended, supplemented, modified or waived except in writing in accordance with the provisions of this Section 14.1(b). Company, Seller and the Agent, at the direction of the Required Financial Institutions, may enter into written modifications or waivers of any provisions of this Agreement, provided, however, that no such modification or waiver shall:

(i)  without the consent of each affected Purchaser, (A) extend the Facility Termination Date or the date of any payment or deposit of Collections by Seller or the Servicer, (B) reduce the rate or extend the time of payment of Yield or any CP Costs (or any component of Yield or CP Costs), (C) reduce any fee payable to the Agent for the benefit of the Purchasers, (D) except pursuant to Article XII hereof, change the amount of the Capital of any Purchaser, any Financial Institution’s Pro Rata Share (except pursuant to Sections 13.1 or 13.5) or any Financial Institution’s Commitment, (E) amend, modify or waive any provision of the definition of Required Financial Institutions or this Section 14.1(b), (F) consent to or permit the assignment or transfer by Seller of any of its rights and obligations under this Agreement, (G) change the definition of “Eligible Receivable,” “Loss Reserve,” or “Loss Percentage,” “Dilution Reserve,” “Dilution Ratio,” “Loss-to-Liquidation Ratio” or (H) amend or modify any defined term (or any defined term used directly or indirectly in such defined term) used in clauses (A) through (G) above in a manner that would circumvent the intention of the restrictions set forth in such clauses; or

(ii)  without the written consent of the then Agent, amend, modify or waive any provision of this Agreement if the effect thereof is to affect the rights or duties of such Agent.

Notwithstanding the foregoing, (i) without the consent of the Financial Institutions, but with the consent of Seller, the Agent may amend this Agreement solely to add additional Persons as Financial Institutions hereunder and (ii) without the consent of the Financial Institutions, waivers or amendments of Section 9.1(l) may be made by the Agent and Seller. Any modification or waiver made in accordance with this Section 14.1 shall apply to each of the Purchasers equally and shall be binding upon Seller, the Purchasers and the Agent.

SECTION 14.2  Notices.    Except as provided in this Section 14.2, all communications and notices provided for hereunder shall be in writing (including bank wire, telecopy or electronic facsimile transmission or similar writing) and shall be given to the other parties hereto at their respective addresses or telecopy numbers set forth on the signature pages hereof or at such other address or telecopy number as such Person may hereafter specify for the purpose of notice to each of the other parties hereto. Each such notice or other communication shall be effective if given by telecopy, upon the receipt thereof, if given by mail, three (3) Business Days after the time such communication is deposited in the mail with first class postage prepaid or if given by any other means, when received at the address specified in this Section 14.2. Seller hereby authorizes the Agent to effect purchases and Tranche Period and Discount Rate selections based on telephonic notices made by any Person whom the Agent in good faith believes to be acting on behalf of Seller. Seller agrees to deliver promptly to the Agent a written confirmation of each telephonic notice signed by an authorized officer of Seller; provided, however, the absence of such confirmation shall not affect the validity of such notice. If the written confirmation differs from the action taken by the Agent, the records of the Agent shall govern absent manifest error.

SECTION 14.3  Ratable Payments.    If any Purchaser, whether by setoff or otherwise, has payment made to it with respect to any portion of the Aggregate Unpaids owing to such Purchaser (other than payments received pursuant to Section 10.2 or 10.3) in a greater proportion than that received by any other Purchaser entitled to receive a ratable share of such Aggregate Unpaids, such Purchaser agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of such Aggregate Unpaids held by the other Purchasers so that after such purchase each Purchaser will hold its ratable proportion of such Aggregate Unpaids; provided that if all or any portion of such excess amount is thereafter recovered from such Purchaser, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

SECTION 14.4    Protection of Ownership Interests of the Purchasers.

(a)  Seller agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that may be necessary, or that the Agent may reasonably request, to perfect, protect or more fully evidence the Purchaser Interests with respect to Receivables, the Collections and the Related Security, or to enable the Agent or the Purchasers to exercise and enforce their rights and remedies hereunder. At any time upon the occurrence of an Amortization Event and during the continuation thereof, the Agent may, or the Agent may direct Seller or the Servicer or may direct Servicer to direct any sub-Servicer to, notify the Obligors of Receivables, at Seller’s expense, of the ownership or security interests of the Purchasers under this Agreement and may also direct that payments of all amounts due or that become due under any or all Receivables be made directly to the Agent or its designee. Seller or the Servicer (as applicable) shall, at any Purchaser’s request, withhold the identity of such Purchaser in any such notification.

(b)  If Seller or Servicer fails to perform any of its obligations hereunder, the Agent or any Purchaser may (but shall not be required to) perform, or cause performance of, such obligations, and the Agent’s or such Purchaser’s costs and expenses incurred in connection therewith shall be payable by Seller as provided in Section 10.3. Seller irrevocably authorizes the Agent at any time and from time to time in the sole discretion of the Agent, and appoints the Agent as its attorney-in-fact, to act on behalf of Seller (i) following a failure on the part of Seller to execute the financing statements referred to below on its own behalf, to execute on behalf of Seller as debtor and to file financing statements necessary or desirable in the Agent’s sole discretion to perfect and to maintain the perfection and priority of the interest of the Purchasers in the Receivables and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Receivables as a financing statement in such offices as the Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the interests of the Purchasers in the Receivables. This appointment is coupled with an interest and is irrevocable.

SECTION 14.5    Confidentiality.

(a)  Seller, Servicer and each Purchaser shall maintain and shall cause each of its employees and officers to maintain the confidentiality of this Agreement and the other confidential or proprietary information with respect to the Agent and Company and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that Seller, Servicer and such Purchaser and its officers and employees may disclose such information to Seller’s, Servicer’s and such Purchaser’s external accountants and attorneys and as required by any applicable law or order of any judicial or administrative proceeding.

(b)  Each Purchaser and the Agent shall maintain and shall cause each of its employees and officers to maintain the confidentiality of nonpublic proprietary information with respect to Seller, the Servicer and any Originator and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein. Anything herein to the contrary notwithstanding, each of Seller and Servicer hereby consent to the disclosure of any nonpublic information with respect to it and any of the Originators (under authority granted by the Originators) (i) to the Agent, the Financial Institutions or Company by each other and (ii) by the Agent to any rating agency, or provider of a surety, guaranty or credit or liquidity enhancement to Company or any entity organized for the purpose of purchasing, or making loans secured by, financial assets for which Bank One acts as the administrative agent and to any officers, directors, employees, outside accountants and attorneys of any of the foregoing. In addition, the Purchasers and the Agent may disclose any such nonpublic information pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law). The Agent or the Purchasers may disclose any nonpublic information with respect to any of Seller or its Affiliates to any prospective assignee or participant of any of them or to any Commercial Paper dealer, with the prior written consent of CMI, provided that the Agent and the Purchasers may disclose any nonpublic information to any such Person, without the consent of Seller, any Originator or any other Person, if such information is presented on a portfolio basis, does not explicitly refer to Seller, its Affiliates or the Obligors, and does not disclose specific financial information in respect of any Originator.

SECTION 14.6  Bankruptcy Petition.    Seller, the Servicer, the Agent and each Financial Institution hereby covenants and agrees that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of Company it will not institute against, or join any other Person in instituting against, Company or any such entity any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.

SECTION 14.7  Limitation of Liability.    Except with respect to any claim arising out of the willful misconduct or gross negligence of Company, the Agent or any Financial Institution, no claim may be made by any of Seller, Servicer or any other Person against Company, the Agent or any Financial Institution or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and each of Seller and Servicer hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

SECTION 14.8  CHOICE OF LAW.    THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF ILLINOIS.

SECTION 14.9  CONSENT TO JURISDICTION.    SELLER AND SERVICER HEREBY IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO, ILLINOIS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH PERSONS PURSUANT TO THIS AGREEMENT AND SELLER AND SERVICER HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION THEY MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT OR ANY PURCHASER TO BRING PROCEEDINGS AGAINST SELLER OR SERVICER IN THE COURTS OF ANY OTHER JURISDICTION. ANY

JUDICIAL PROCEEDING BY SELLER OR SERVICER AGAINST THE AGENT OR ANY PURCHASER OR ANY AFFILIATE OF THE AGENT OR ANY PURCHASER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SELLER OR SERVICER PURSUANT TO THIS AGREEMENT SHALL BE BROUGHT ONLY IN A COURT IN CHICAGO, ILLINOIS.

SECTION 14.10  WAIVER OF JURY TRIAL.    EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, ANY DOCUMENT EXECUTED BY ANY SELLER PARTY PURSUANT TO THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.

SECTION 14.11  Integration; Binding Effect; Termination of Agreement; Survival of Terms.

(a)  This Agreement and each other Transaction Document contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

(b)  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including any trustee in bankruptcy). This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until the date following the Facility Termination Date on which all of the Aggregate Unpaids shall have been reduced to zero, on which date this Agreement shall terminate; provided, however, that (i) the rights and remedies with respect to (A) any breach of any representation and warranty made by Seller pursuant to Article V, (B) the indemnification and payment provisions of Article X (other than as provided in clause (ii) below), shall be continuing and shall survive any termination of this Agreement until the date which occurs 367 days after the date this Agreement shall have terminated and (ii) the rights and remedies with respect to (A) Sections 14.5 and 14.6 and (B) the indemnification provisions of Section 10.1 relating to any event or circumstance of the type described in clause (iv), (vii), (ix) or (xiii) thereof shall be continuing and shall survive any termination of this Agreement.

SECTION 14.12  Counterparts; Severability; Section References.    This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule” or “Exhibit” shall mean articles and sections of, and schedules and exhibits to, this Agreement.

SECTION 14.13  Bank One Roles.    Each of the Financial Institutions acknowledges that Bank One acts, or may in the future act, (i) as administrative agent for Company or any Financial Institution, (ii) as issuing and paying agent for the Commercial Paper, (iii) to provide credit or liquidity enhancement for the timely payment for the Commercial Paper and (iv) to provide other services from time to time for Company, any Financial Institution, Seller, the Originators and Affiliates (collectively, the “Bank One Roles”). Without limiting the generality of this Section 14.13, each Financial Institution hereby acknowledges and consents to any and all Bank One Roles and agrees that in connection with any Bank One Role, Bank One may take, or refrain from taking, any action that it, in its discretion, deems appropriate, including, without limitation, in its role as administrative agent for Company, and the giving of notice to the Agent of a mandatory purchase pursuant to Section 13.1.

SECTION 14.14    Characterization.

(a)  It is the intention of the parties hereto that each purchase hereunder shall constitute and be treated as an absolute and irrevocable sale, which purchase shall provide the applicable Purchaser with the full benefits of ownership of the applicable Purchaser Interest. Except as specifically provided in this Agreement, each sale of a Purchaser Interest hereunder is made without recourse to Seller; provided, however, that (i) Seller shall be liable to each Purchaser and the Agent for all representations, warranties, covenants and indemnities made by Seller pursuant to the terms of this Agreement, and (ii) such sale does not constitute and is not intended to result in an assumption by any Purchaser or the Agent or any assignee thereof of any obligation of Seller or any Originator or any other person arising in connection with the Receivables, the Related Security, or the related Contracts, or any other obligations of Seller or any Originator.

(b)  In addition to any ownership interest which the Agent may from time to time acquire pursuant hereto, Seller hereby grants to the Agent for the ratable benefit of the Purchasers a valid and perfected security interest in all of Seller’s right, title and interest in, to and under all Receivables now existing or hereafter arising, the Collections, each Lock-Box, each Collection Account, all Related Security, all other rights and payments relating to such Receivables, and all proceeds of any thereof prior to all other liens on and security interests therein to secure the prompt and complete payment of the Aggregate Unpaids. The Agent and the Purchasers shall have, in addition to the rights and remedies that they may have under this Agreement, all other rights and remedies provided to a secured creditor under the UCC and other applicable law, which rights and remedies shall be cumulative.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

JWPR CORPORATION, as Seller and Servicer

By:	/s/ FRANCISCO SANCHEZ
Name: Francisco Sanchez Title: Vice President
Address: JWPR Corporation c/o M&I Portfolio Services Inc 3993 Howard Hughes Parkway, Suite 100 Las Vegas, NV 89109

FALCON ASSET SECURITIZATION CORPORATION

By:	/s/ RONALD J. ATKINS
Authorized Signatory

Address:	c/o Bank One, NA (Main Office Chicago), as Agent Asset Backed Finance Suite IL1-0079, 1-19 1 Bank One Plaza Chicago, Illinois 60670-0079

FAX:	(312) 732-1844

BANK ONE, NA (MAIN OFFICE CHICAGO), as a Financial Institution and as Agent

By:	/s/ RONALD J. ATKINS
Name:
Title:

Address:	Bank One, NA (Main Office Chicago) Asset Backed Finance Suite IL1-0596, 1-21 1 Bank One Plaza Chicago, Illinois 60670-0596

FAX:	(312) 732-4487

EXHIBIT I

DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Accrual Period” means each calendar month, provided that the initial Accrual Period hereunder means the period from (and including) the date of the initial purchase hereunder to (and including) the last day of the calendar month thereafter.

“Acquisition Amount” means, on the date of any purchase from Company of one or more Purchaser Interests pursuant to Section 13.1, with respect to each Financial Institution, the lesser of (i) such Financial Institution’s Pro Rata Share of the sum of (A) the lesser of (1) the Adjusted Liquidity Price of each such Purchaser Interest and (2) the Capital of each such Purchaser Interest and (B) all accrued and unpaid CP Costs for each such Purchaser Interest and (ii) such Financial Institution’s unused Commitment.

“Adjusted Funded Amount” means, in determining the Company Transfer Price for any Purchaser Interest, an amount equal to the Adjusted Liquidity Price of each such Purchaser Interest.

“Adjusted Liquidity Price” means an amount equal to:

RI [(i)DC + (ii) [NDR/1+(.50 x 8%)]]

where:

RI  =  the undivided percentage interest evidenced by such Purchaser Interest.

DC  =  the Deemed Collections

NDR  =  the Outstanding Balance of all Receivables as to which any payment, or part thereof, has not remained unpaid for 61 days or more from the original due date for such payment.

Each of the foregoing shall be determined from the most recent Monthly Report received from the Servicer.

“Adverse Claim” means a lien, security interest, charge or encumbrance, or other right or claim in, of or on any Person’s assets or properties in favor of any other Person.

“Affected Financial Institution” has the meaning specified in Section 12.1(c).

Exh. I-1

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, membership interests, by contract, or otherwise. In the case of Seller and any Originator, the term “Affiliate”, shall include any Person that is a Subsidiary of Holdco, but shall not include any Person that directly or indirectly is in control of Holdco unless such Person is generally identified by CMI or Holdco as being a unit that is part of the “Commercial Markets Group” (as distinguished from the “Consumer Group”) of the Persons owned in whole or in part by members of the Johnson Family Group.

“Agent” has the meaning set forth in the preamble to this Agreement.

“Aggregate Capital” means, on any date of determination, the aggregate amount of Capital of all Purchaser Interests outstanding on such date.

“Aggregate Reduction” has the meaning specified in Section 1.3.

“Aggregate Reserves” means, on any date of determination, the sum of the Loss Reserve, the Yield Reserve, the Dilution Reserve and the Servicer Reserve.

“Aggregate Unpaids” means, at any time, an amount equal to the sum of all accrued and unpaid fees under the Fee Letter, CP Costs, Yield, Aggregate Capital and all other unpaid Obligations (whether due or accrued) at such time.

“Agreement” means this Receivables Purchase Agreement, as it may be amended or modified and in effect from time to time.

“Amortization Date” means the earliest to occur of (i) the Business Day specified by the Agent following a day on which any of the conditions precedent set forth in Section 6.2 are not satisfied, (ii) the Business Day immediately prior to the occurrence of an Amortization Event set forth in Section 9.1(d)(ii) (subject to the proviso therein with regard to involuntary proceedings), (iii) the Business Day specified in a written notice from the Agent following the occurrence of any other Amortization Event and (iv) the date which is 30 Business Days after the Agent’s receipt of written notice from Seller that it wishes to terminate the facility evidenced by this Agreement.

“Amortization Event” has the meaning specified in Article IX.

“Ancillary Costs Agreement” means that certain Agreement relating to audit and legal fees of even date herewith among the Agent, the Company and Seller, as the same may from time to time be amended, restated, supplemented or otherwise modified.

Exh. I-2

“Applicable Margin” means:

	Level I	Level II	Level III	Level IV	Level V	Level VI
Ratio of Funded Debt to EBITDA (as each term is defined in Annex A to Exhibit I)	Less than 1.25 to 1.0	Greater than or equal to 1.25 to 1.0 and less than 1.75 to 1.0	Greater than or equal to 1.75 to 1.0 and less than 2.25 to 1.0	Greater than or equal to 2.25 to 1.0 and less than 2.75 to 1.0	Greater than or equal to 2.75 to 1.0 and less than 3.25 to 1.0	Greater than or equal to 3.25 to 1.0

Applicable Margin for Offshore Base Rate	0.400%	0.500%	0.600%	0.700%	0.800%	1.025%

The Agent shall confirm the Applicable Margin based on the calculations set forth in Offshore Base Rate Compliance Certificates delivered under Section 7.1 from time to time, and shall notify Seller thereof. Each change in the Applicable Margin shall take effect on the date five (5) Business Days following the date on which CMI delivers the financial statements and Offshore Base Rate Compliance Certificates pursuant to Section 7.1. Until first determined as provided above, the Applicable Margin shall be determined by reference to Level IV. If CMI fails to deliver any Offshore Base Rate Compliance Certificate within five (5) days of the date required under Section 7.1, then the Applicable Margin shall be determined by reference to the pricing grid level one step higher than the then applicable pricing grid level (as set forth above). For each additional five (5) day period thereafter that CMI fails to deliver such Offshore Base Rate Compliance Certificate, the Applicable Margin shall increase after such five day period to the next pricing grid level (as set forth above), or if the Applicable Margin has reached the highest pricing grid level, it shall remain at such level, until such time as CMI delivers such Offshore Base Rate Compliance Certificate. Notwithstanding the foregoing, prior to the date that is the earliest to occur of (i) the date the Five-Year Credit Agreement shall terminate in accordance with its terms, (ii) the date Bank One shall cease to be a party to the Five-Year Credit Agreement or (iii) the date the Agent hereunder shall fail to concur in any written amendment or waiver that shall have become effective under the Five-Year Credit Agreement (as distinguished from exercise of discretion on the part of the calculation agent under the Five-Year Credit Agreement which under the terms of the Five-Year Credit Agreement does not require the consent of any Bank thereunder) relating to the terms and provisions thereunder that correspond to any of the provisions of Section 9.1(l) herein, any determination made in accordance with the terms of the Five-Year Credit Agreement in respect of the calculation of the ratio of Funded Debt to EBITDA at any time shall be binding upon the Purchasers for purposes of the calculation of the Applicable Margin hereunder at such time.

“Assignment Agreement” has the meaning set forth in Section 12.1(b).

Exh. I-3

“Associate” means (i) any relative or spouse of a shareholder of Holdco or any relative of such spouse; (ii) any trust or estate in which a shareholder of Holdco or any of the persons specified in clause (i) collectively own a substantial beneficial interest or of which any of such persons serve as trustee, executor or in any similar fiduciary capacity; and (iii) any corporation or other organization (other than Holdco or a Subsidiary of Holdco) in which a shareholder of Holdco or any of the persons specified in clause (i) or (ii) are the beneficial owners collectively of 51% or more of the capital stock or 51% or more of the equity interest.

“Authorized Officer” means, with respect to any Person, its president, any vice president, corporate controller, treasurer or chief financial officer.

“Bank One” means Bank One, NA (Main Office Chicago) in its individual capacity and its successors.

“Broken Funding Costs” means for any Purchaser Interest which: (i) has its Capital reduced without compliance by Seller with the notice requirements hereunder or (ii) does not become subject to an Aggregate Reduction following the delivery of any Reduction Notice or (iii) is assigned under Article XIII or terminated prior to the date on which it was originally scheduled to end; an amount equal to the excess, if any, of (A) the CP Costs or Yield (as applicable) that would have accrued during the remainder of the Tranche Periods or the tranche periods for Commercial Paper determined by the Agent to relate to such Purchaser Interest (as applicable) subsequent to the date of such reduction, assignment or termination (or in respect of clause (ii) above, the date such Aggregate Reduction was designated to occur pursuant to the Reduction Notice) of the Capital of such Purchaser Interest if such reduction, assignment or termination had not occurred or such Reduction Notice had not been delivered, over (B) the sum of (x) to the extent all or a portion of such Capital is allocated to another Purchaser Interest, the amount of CP Costs or Yield actually accrued during the remainder of such period on such Capital for the new Purchaser Interest, and (y) to the extent such Capital is not allocated to another Purchaser Interest, the income, if any, actually received during the remainder of such period by the holder of such Purchaser Interest from investing the portion of such Capital not so allocated. In the event that the amount referred to in clause (B) exceeds the amount referred to in clause (A), the relevant Purchaser or Purchasers agree to pay to Seller the amount of such excess. All Broken Funding Costs shall be due and payable hereunder upon demand.

“Business Day” means any day on which banks are not authorized or required to close in New York, New York or Chicago, Illinois and The Depository Trust Company of New York is open for business, and, if the applicable Business Day relates to any computation or payment to be made with respect to the LIBO Rate, any day on which dealings in dollar deposits are carried on in the London interbank market.

“Capital” of any Purchaser Interest means, at any time, (A) the Purchase Price of such Purchaser Interest, minus (B) the sum of the aggregate amount of Collections and other payments received by the Agent which in each case are applied to reduce such Capital in accordance with the terms and conditions of this Agreement; provided that such Capital shall be restored (in accordance with Section 2.5) in the amount of any Collections or other payments so received and applied if at any time the distribution of such Collections or payments are rescinded, returned or refunded for any reason.

Exh. I-4

“Change of Control” means any of the following: (i) the Johnson Family Group, together with Employee Shareholders, shall fail to own, directly or indirectly, with full power to vote or to direct the voting of more than 50% of the voting stock of Holdco (the “Parent”), (ii) the Parent shall at any time cease to own, directly or indirectly, all of the issued and outstanding capital stock of CMI (except for one (1) share); or (iii) a majority of the board of directors of Holdco (the “Board”) shall cease for any reason to consist of (A) individuals who were serving as directors of Holdco as of the date of this Agreement, and (B) individuals who subsequently become members of the Board if such individuals’ nomination for election or election to the Board is recommended or approved by a majority of the Board or the Johnson Family Group; or (iv) a default or the happening of any event shall occur under any charter, indenture, agreement or other instrument in connection with which any preferred stock of Holdco may be issued, and as a result of such default or event the holders of such preferred stock shall designate or elect members of the Board; or (v) CMI shall at any time cease to own, directly or indirectly, all of the issued and outstanding capital stock of each of the Originators, JWP Investments, Inc. and Seller; provided that the event described in clause (v) hereof shall not constitute a “Change of Control” hereunder if such event relates to the ownership of an Originator and, at or prior to the time of such event, CMI or the applicable Originator shall have repurchased all of the then outstanding Receivables that shall have been originated by such Originator.

“Charged-Off Receivable” means a Receivable: (i) as to which the Obligor thereof has taken any action, or suffered any event to occur, of the type described in Section 9.1(d) (as if references to the parties therein refer to such Obligor); (ii) as to which the Obligor thereof, if a natural person, is deceased, (iii) which, consistent with the Credit and Collection Policy, would be written off Seller’s books as uncollectible, (iv) which has been identified by Seller as uncollectible.

“CMI” means S.C. Johnson Commercial Markets, Inc., a Delaware corporation, and its successors.

“Collection Account” means each concentration account, depositary account, lock-box account or similar account in which any Collections are collected or deposited and which is listed on Exhibit IV.

“Collection Account Agreement” means an agreement substantially in the form of Exhibit VI among any Originator, Seller, the Agent and a Collection Bank.

“Collection Bank” means, at any time, any of the banks holding one or more Collection Accounts.

“Collection Notice” means a notice, in substantially the form of Annex A to Exhibit VI, from the Agent to a Collection Bank.

“Collections” means, with respect to any Receivable, all cash collections and other cash proceeds in respect of such Receivable, including, without limitation, all yield, Finance Charges or other related amounts accruing in respect thereof and all cash proceeds of Related Security with respect to such Receivable.

Exh. I-5

“Commercial Paper” means promissory notes of Company issued by Company in the commercial paper market.

“Commitment” means, for each Financial Institution, the commitment of such Financial Institution to purchase Purchaser Interests from (i) Seller and (ii) Company, in an amount not to exceed (i) in the aggregate, the amount set forth opposite such Financial Institution’s name on Schedule A to this Agreement, as such amount may be modified in accordance with the terms hereof (including, without limitation, any termination of Commitments pursuant to Section 13.6 hereof) and (ii) with respect to any individual purchase hereunder, its Pro Rata Share of the Purchase Price therefor.

“Commitment Availability” means at any time the positive difference (if any) between (a) an amount equal to the aggregate amount of the Commitments divided by 1.02 minus (b) the Aggregate Capital at such time.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Residual” means the sum of the Company Transfer Price Reductions.

“Company Transfer Price” means, with respect to the assignment by Company of one or more Purchaser Interests to the Agent for the benefit of one or more of the Financial Institutions pursuant to Section 13.1, the sum of (i) the lesser of (a) the Capital of each such Purchaser Interest and (b) the Adjusted Funded Amount of each such Purchaser Interest and (ii) all accrued and unpaid CP Costs for each such Purchaser Interest.

“Company Transfer Price Deficit” has the meaning set forth in Section 13.5.

“Company Transfer Price Reduction” means in connection with the assignment of a Purchaser Interest by Company to the Agent for the benefit of the Financial Institutions, the positive difference (if any) between (i) the Capital of such Purchaser Interest and (ii) the Adjusted Funded Amount for such Purchaser Interest.

“Concentration Limit” means, at any time, for any Obligor, an amount equal to (i) a percentage equal to 1/3 of the Loss Percentage at such time, multiplied by (ii) the aggregate Outstanding Balance of all Eligible Receivables at such time, or such other amount (a “Special Concentration Limit”) for such Obligor designated by the Agent; provided, that in the case of an Obligor and any Affiliate of such Obligor, the Concentration Limit shall be calculated as if such Obligor and such Affiliate are one Obligor; and provided, further, that the Agent may, upon not less than three Business Days’ notice to Seller, cancel any Special Concentration Limit. Subject to the foregoing, the following Obligors shall each have a Special Concentration Limit equal at any time to; for each of XpedX, Paragon and Sherwin Williams, (x) a percentage equal to 1/2 of the Loss Percentage at such time multiplied by (y) the Outstanding Balance of all Eligible Receivables at such time; and for Wal-Mart, (x) a percentage equal to the Loss Percentage at such time multiplied by (y) the Outstanding Balance of all Eligible Receivables at such time:

Exh. I-6

Obligor	Rated Entity

Xpedx Corp.	International Paper Corp.

Paragon Pest Control Products	Service Master

Sherwin Williams Corp.	Sherwin Williams Corp.

Wal-Mart Stores, Inc.	Wal-Mart Stores, Inc.

provided in any such case that if the Rated Entity in respect of any such Obligor shall at any time cease to maintain a rating on its long-term unsecured indebtedness of BBB or better, as publicly announced by Standard & Poor’s Ratings Group, the Special Concentration Limit in respect of such Obligor shall thereupon cease to be in effect.

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, continently agrees to purchase or provide funds for the payment of, or otherwise becomes or is continently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or application for a letter of credit.

“Contract” means, with respect to any Receivable, any and all instruments, agreements, invoices or other writings pursuant to which such Receivable arises or which evidences such Receivable.

“CP Costs” means, for each day, the sum of (i) discount or yield accrued on Pooled Commercial Paper on such day, plus (ii) any and all accrued commissions in respect of placement agents and Commercial Paper dealers, and issuing and paying agent fees incurred, in respect of such Pooled Commercial Paper for such day, plus (iii) other costs associated with funding small or odd-lot amounts with respect to all receivable purchase facilities which are funded by Pooled Commercial Paper for such day, minus (iv) any accrual of income net of expenses received on such day from investment of collections received under all receivable purchase facilities funded substantially with Pooled Commercial Paper, minus (v) any payment received on such day net of expenses in respect of Broken Funding Costs related to the prepayment of any Purchaser Interest of Company pursuant to the terms of any receivable purchase facilities funded substantially with Pooled Commercial Paper. In addition to the foregoing costs, if Seller shall request any Incremental Purchase during any period of time determined by the Agent in its sole discretion to result in incrementally higher CP Costs applicable to such Incremental Purchase, the Capital associated with any such Incremental Purchase shall, during such period, be deemed to be funded by Company in a special pool (which may include capital associated with other receivable purchase facilities) for purposes of determining such additional CP Costs applicable only to such special pool and charged each day during such period against such Capital.

Exh. I-7

“Credit Agreement” means the Five-Year Credit Agreement dated as of November 5, 1999, among CMI, as Borrower, Bank of America, as Administrative Agent, Bank One, NA, as Documentation Agent, Citibank, N.A., as Syndication Agent, Banc of America Securities LLC, as Sole Lead Arranger and Book Manager, Banc One Capital Markets, Inc., as Co-Arranger, Salomon Smith Barney Inc., as Co-Arranger and the other financial institutions from time to time party thereto.

“Credit and Collection Policy” means Seller’s credit and collection policies and practices relating to Contracts and Receivables existing on the date hereof and summarized in Exhibit VIII hereto, as modified from time to time in accordance with this Agreement.

“Deemed Collections” means the aggregate of all amounts Seller shall have been deemed to have received as a Collection of a Receivable. Seller shall be deemed to have received a Collection of a Receivable if at any time (i) the Outstanding Balance of any such Receivable is either (x) reduced as a result of any defective or rejected goods or services, any discount or any adjustment or otherwise by Seller (other than cash Collections on account of the Receivables) or (y) reduced or canceled as a result of a setoff in respect of any claim by any Person (whether such claim arises out of the same or a related transaction or an unrelated transaction), in which case the deemed Collection shall be in the amount of the applicable reduction, discount, adjustment or cancellation in the affected Receivable or (ii) any of the representations or warranties in Article V are no longer true with respect to any Receivable in which case the deemed Collection shall be an amount equal to the Outstanding Balance of such Receivable.

“Default Fee” means with respect to any amount due and payable by Seller in respect of any Aggregate Unpaids, an amount equal to the interest on any such unpaid Aggregate Unpaids at a rate per annum equal to 2% above the Prime Rate.

“Default Ratio” means a ratio, calculated in reference to any Reporting Period, (a) the numerator of which is the sum of (i) the increase, if any, in the aggregate Outstanding Balance of Defaulted Receivables as at the end of such Reporting Period over the aggregate Outstanding Balance of Defaulted Receivables as at the end of the immediately preceding Reporting Period and (ii) without duplication, the aggregate Outstanding Balance of Receivables which became Charged-Off Receivables during such Reporting Period, and (b) the denominator of which is an amount equal to the aggregate sales of the Originators in the third immediately preceding Reporting Period.

“Defaulted Receivable” means a Receivable as to which any payment, or part thereof, remains unpaid for not less than 61 days from the original due date for such payment.

“Defaulting Financial Institution” has the meaning set forth in Section 13.5.

“Delinquency Ratio” means, at any time, a percentage equal to (i) the aggregate Outstanding Balance at such time of all Receivables as to which any payment, or part thereof, remains unpaid for 31 days or more from the original due date for such payment divided by (ii) the aggregate Outstanding Balance of all Receivables at such time.

“Designated Obligor” means an Obligor indicated by the Agent to Seller in writing.

Exh. I-8

“Dilution Factor” means, for any Reporting Period, an amount (expressed as a percentage) equal to:

[	(2.0 x ED) +	[	DS(DS-ED)	]	]
ED

where:

ED  =  as of such Reporting Period, the twelve Reporting Period rolling average of the Dilution Ratio.

DS  =  for the twelve prior Reporting Periods, including such Reporting Period, the highest Dilution Ratio.

“Dilution Horizon Ratio” means, at any time, (i) the aggregate gross sales of Originators for the then most recently ended Reporting Period divided by (ii) the aggregate Outstanding Balance of all Eligible Receivables less (x) the rebate accrual account for JPI and WHITMIRE and (y) unassigned cash, as of the last Business Day of the then most recently ended Reporting Period.

“Dilution Ratio” means, for any Reporting Period, a percentage equal to (i) the aggregate amount of Dilutions which occurred during such Reporting Period divided by (ii) the aggregate gross sales of the Originators during the immediately preceding Reporting Period.

“Dilution Reserve” means, on any date, an amount equal to the product of (a) the Net Receivables Balance as of the close of business on such date, times (b) the Dilution Factor multiplied by the Dilution Horizon Ratio.

“Dilutions” means, at any time, the aggregate amount of reductions or cancellations described in clause (i) of the definition of “Deemed Collections”.

“Discount Rate” means, the LIBO Rate or the Prime Rate, as applicable, with respect to each Purchaser Interest of the Financial Institutions.

“Eligible Receivable” means, at any time, a Receivable:

(i)  the Obligor of which (a) if a natural person, is a resident of the United States or, if a corporation or other business organization, is organized under the laws of the United States or any political subdivision thereof and has its chief executive office in the United States; (b) is not an Affiliate of any of the parties hereto; (c) is not a Designated Obligor; and (d) is not a government or a governmental subdivision or agency,

(ii)  the Obligor of which is not the Obligor of any Charged-Off Receivable,

Exh. I-9

(iii)  the Obligor of which is not the Obligor of Defaulted Receivables having a aggregate Outstanding Balance in excess of 30% of the aggregate Outstanding Balance of all Receivables of such Obligor,

(iv)  which is not a Charged-Off Receivable or a Defaulted Receivable,

(v)  which by its terms is due and payable within 60 days of the original billing date therefor and has not had its payment terms extended; provided that in the case of any Receivable that but for this clause (iv) would constitute an Eligible Receivable, such Receivable may nonetheless constitute an Eligible Receivable if and so long as (A) by its terms such Receivable is due and payable within 90 days of the original billing date therefor and has not had its payment terms extended, and (B) the aggregate Outstanding Balance of such Receivable and all other Receivables that shall constitute Eligible Receivables by reason of this proviso does not at any time exceed 6% of the Outstanding Balance of all Eligible Receivables,

(vi)  which is an “account” within the meaning of Section 9-106 of the UCC of all applicable jurisdictions,

(vii)  which is denominated and payable only in United States dollars in the United States,

(viii)  which arises under a Contract in substantially the form of one of the form contracts set forth on Exhibit IX hereto or otherwise approved by the Agent in writing, which, together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms subject to no offset, counterclaim or other defense,

(ix)  which arises under a Contract which (A) does not require the Obligor under such Contract to consent to the transfer, sale or assignment of the rights and duties of any Originator or any of its assignees under such Contract and (B) does not contain a confidentiality provision that purports to restrict the ability of any Purchaser to exercise its rights under this Agreement, including, without limitation, its right to review the Contract,

(x)  which arises under a Contract that contains an obligation to pay a specified sum of money, contingent only upon the sale of goods or the provision of services by the applicable Originator,

(xi)  which, together with the Contract related thereto, does not contravene any law, rule or regulation applicable thereto (including, without limitation, any law, rule and regulation relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no part of the Contract related thereto is in violation of any such law, rule or regulation,

Exh. I-10

(xii)  which satisfies all applicable requirements of the Credit and Collection Policy,

(xiii)  which was generated in the ordinary course of an Originator’s business,

(xiv)  which arises solely from the sale of goods or the provision of services to the related Obligor by an Originator, and not by any other Person (in whole or in part),

(xv)  as to which the Agent has not notified Seller that the Agent has determined that such Receivable is not acceptable as an Eligible Receivable, including, without limitation, because such Receivable arises under a Contract that is not acceptable to the Agent, it being understood that (A) any such determination by the Agent shall be made in the reasonable judgment of the Agent based upon the creditworthiness of the related Obligor or Obligors, guidelines or restrictions imposed by any governmental authority or rating agency, or similar factors, and (B) in the event the Agent shall have reached any such determination based upon information that is considered by the Agent in its sole discretion to be confidential or proprietary, the Agent shall have no obligation to disclose to the Seller or to any other Person the basis for such determination,

(xvi)  which is not subject to any right of rescission, set-off, counterclaim, any other defense (including defenses arising out of violations of usury laws) of the applicable Obligor against the applicable Originator or any other Adverse Claim (except as created by the Transaction Documents), and the Obligor thereon holds no right as against any Originator to cause such Originator to repurchase the goods or merchandise the sale of which shall have given rise to such Receivable; provided that a Receivable in respect of which a sale discount shall apply pursuant to the applicable Contract or in respect of which defective goods have been returned in accordance with the terms of the applicable Contract may constitute an Eligible Receivable, (A) in the case of any such event having occurred prior to the purchase of such Receivable hereunder, to the extent of the net Outstanding Balance of such Receivable after giving effect to such sale discount or return of goods and (B) in the case of any such event occurring on or after the date of the purchase of such Receivable hereunder, (x) after receipt by the Servicer of the Deemed Collection arising from such event and (y) then to the extent of the net Outstanding Balance of such Receivable after giving effect to such sale discount or return of goods,

(xvii)  as to which each applicable Originator has satisfied and fully performed all obligations on its part with respect to such Receivable required to be fulfilled by it, and no further action is required to be performed by any Person with respect thereto other than payment thereon by the applicable Obligor, and

Exh. I-11

(xviii)  all right, title and interest to and in which has been validly transferred by the applicable Originator directly to Seller under and in accordance with the relevant Receivables Sale Agreement (or indirectly to Seller under and in accordance with the Receivables Sale and Contribution Agreement), and Seller has good and marketable title thereto free and clear of any Adverse Claim (except as created by the Transaction Documents).

“Employee Shareholders” means any officer, director or employee of Holdco or any Affiliate of Holdco, CMI, their respective Subsidiaries or Associates holding voting stock of Holdco subject to a mandatory obligation to tender to Holdco while so held.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Facility Account” means Seller’s Account No.1000231372 at Johnson Bank, Racine, Wisconsin.

“Facility Termination Date” means the earliest of (i) March 1, 2005 and (ii) the Amortization Date.

“Federal Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as amended and any successor statute thereto.

“Federal Funds Effective Rate” means, for any period, a fluctuating interest rate per annum for each day during such period equal to (a) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the preceding Business Day) by the Federal Reserve Bank of New York in the Composite Closing Quotations for U.S. Government Securities; or (b) if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:30 a.m. (Chicago time) for such day on such transactions received by the Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” means that certain letter agreement dated as of the date hereof among Seller, each Originator and the Agent, as it may be amended or modified and in effect from time to time.

“Finance Charges” means, with respect to a Contract, any finance, interest, late payment charges or similar charges owing by an Obligor pursuant to such Contract.

“Financial Institutions” has the meaning set forth in the preamble in this Agreement.

“Financial Person” means a bank, commercial finance company, mutual fund, insurance company or other similar Person the primary business of which is not, to the knowledge of the Agent, in competition with any of the material operating businesses of the Originators.

“Funding Agreement” means this Agreement and any agreement or instrument executed by any Funding Source with or for the benefit of Company.

Exh. I-12

“Funding Source” means (i) any Financial Institution or (ii) any insurance company, bank or other funding entity providing liquidity, credit enhancement or back-up purchase support or facilities to Company.

“GAAP” means generally accepted accounting principles in effect in the United States of America as of the date of this Agreement.

“Holdco” shall mean Commercial Markets Holdco, Inc., a Wisconsin corporation, and the owner of 100% (except for 1 share) of the issued and outstanding capital stock of CMI as of the date hereof.

“Incremental Purchase” means a purchase of one or more Purchaser Interests which increases the total outstanding Aggregate Capital hereunder.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business on customary terms); (c) all non-contingent reimbursement or payment obligations with respect to surety instruments or guarantees; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, in either case, with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all capitalized lease obligations; (g) all Indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any liens upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; (h) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above. For all purposes of this Agreement, the Indebtedness of any Person shall include the applicable pro rata portion of all recourse Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer. In addition, for the purposes of this Agreement, the consolidated Indebtedness of Holdco, CMI, and their respective Subsidiaries shall be considered without duplication. For example, a guaranty made by CMI of the Indebtedness of one of its Subsidiaries shall not add any Indebtedness to the calculation of consolidated Indebtedness, as the Subsidiary’s Indebtedness already would have been included in such calculation.

“Independent Director” shall mean a member of the Board of Directors of Seller who is not at such time, and has not been at any time during the preceding five (5) years, (A) a director, officer, employee or affiliate of Seller, any Originator, or any of their respective Subsidiaries or Affiliates, or (B) the beneficial owner (at the time of such individual’s appointment as an Independent Director or at any time thereafter while serving as an Independent Director) of any of the outstanding common shares of Seller, any Originator, or any of their respective Subsidiaries or Affiliates, having general voting rights.

Exh. I-13

“Interim Monthly Report” means, at any time, a report prepared by Seller or Servicer setting forth such information in respect of the Receivables as the Agent may reasonably request, as of any date the Agent shall request, including the Outstanding Balance of all Receivables as of such date, the agings of such Receivables and such other information that is of a type generally set forth in a Monthly Report and that Seller and Servicer are then reasonably capable of reporting for such date.

“Johnson Family Group” means the descendants of Herbert Fisk Johnson, father of Herbert Fisk Johnson, Jr. and Henrietta Johnson Louis, and their spouses or any trust for their exclusive benefit or under which such descendants or spouses exercise voting control or any corporation or partnership in which voting control as to such entity is held by any one or more of such descendants or spouses or by a trust for the exclusive benefit of such descendants or spouses or by a trust which is controlled by such descendants or spouses or the executor or administrator of the estate of or other legal representative of any such descendant or spouse.

“JPI” means Johnson Polymer, Inc., a Wisconsin corporation and its successors.

“LIBO Rate” means, in respect of any Tranche Period, the rate per annum equal to the sum of (i) the Offshore Base Rate for such Tranche Period plus (ii) the Applicable Margin in effect at such time.

“Lock-Box” means each locked postal box with respect to which a bank who has executed a Collection Account Agreement has been granted exclusive access for the purpose of retrieving and processing payments made on the Receivables and which is listed on Exhibit IV.

“Loss Percentage” means, at any time, the greater of (i) two (2) times the Loss Ratio times the Loss Horizon Ratio and (ii) 8%.

“Loss Ratio” means, as of any date, the highest average Default Ratio in respect of a period of three consecutive Reporting Periods, determined in reference to, and as of the last day of each of, the twelve Reporting Periods then most recently ended.

“Loss Horizon Ratio” means, as of the last day of any Reporting Period, a ratio (a) the numerator of which is an amount equal to the aggregate sales for the period of three Reporting Periods ending such date and (b) the denominator of which is the Outstanding Balance of Eligible Receivables as of such last day.

“Loss Reserve” means, on any date, an amount equal to the Loss Percentage multiplied by the Net Receivables Balance as of the close of business of the Servicer on such date.

“Loss-to-Liquidation Ratio” means, as at the last day of any Reporting Period, a percentage equal to (i) the sum of the amount of Charged-Off Receivables which became Charged-Off Receivables during such period, plus the aggregate positive net change for such Reporting Period in the amount of Receivables which are unpaid not less than 31 days and not more than 60 days from the original due date for such payment divided by (ii) the aggregate amount of Collections during such period.

Exh. I-14

“Material Adverse Effect” means a material adverse effect on (i) the financial condition or operations of Seller, any Originator or JWP Investments, Inc., (ii) the ability of Seller, any Originator or JWP Investments, Inc. to perform its obligations under any Transaction Document, (iii) the legality, validity or enforceability of this Agreement or any other Transaction Document, (iv) any Purchaser’s interest in the Receivables generally or in any significant portion of the Receivables, the Related Security or the Collections with respect thereto, or (v) the collectibility of the Receivables generally or of any material portion of the Receivables.

“Minimum Net Worth” means at any time shareholders equity in an amount not less than 3% of the aggregate Capital at such time.

“Monthly Report” means a report, in substantially the form of Exhibit X hereto (appropriately completed), furnished by the Servicer to the Agent pursuant to Section 8.5.

“Net Receivables Balance” means, at any time, the aggregate Outstanding Balance of all Eligible Receivables at such time reduced by the aggregate amount by which the Outstanding Balance of all Eligible Receivables of each Obligor and its Affiliates exceeds the Concentration Limit for such Obligor.

“Non-Defaulting Financial Institution” has the meaning set forth in Section 13.5.

“Non-Renewing Financial Institution” has the meaning set forth in Section 13.6(a).

“Obligations” shall have the meaning set forth in Section 2.1.

“Obligor” means a Person obligated to make payments pursuant to a Contract.

“Offshore Base Rate” means, for any Tranche Period:

(a)  the rate per annum (carried out to the fifth decimal place) equal to the offered rate that appears on the page of the Telerate Screen that displays an average British Bankers Association Interest Settlement Rate for deposits in U.S. Dollars (for delivery on the first day of such Tranche Period) with a term equivalent to such Tranche Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Tranche Period, or

(b)  in the event the rate referenced in the preceding subsection (a) does not appear on such page or service or such page or service shall cease to be available, the rate per annum (carried out to the fifth decimal place) equal to the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in U.S. Dollars (for delivery on the first day of such Tranche Period) with a term equivalent to such Tranche Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Tranche Period, or

(c)  in the event the rates referenced in the preceding subsections (a) and (b) are not available, the average of the rate per annum at which deposits in U.S. Dollars (for delivery on the first day of such Tranche Period) in same day funds in the approximate amount of the amount to be funded at the Offshore Base Rate and with a term equivalent

Exh. I-15

to such Tranche Period would be offered by Bank One to major banks in the offshore eurocurrency market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Tranche Period.

“Originator” means each of JPI, CMI, USCHEM or WHITMIRE, in its capacity as seller under the respective Receivables Sale Agreement between such Person and Seller, as buyer.

“Outstanding Balance” of any Receivable at any time means the then outstanding principal balance thereof.

“Participant” has the meaning set forth in Section 12.2.

“Performance Undertaking” means that certain Performance Undertaking, dated as of March 2, 2001, made by CMI in favor of Seller, substantially in the form of Exhibit XI, as the same may be amended, restated or otherwise modified from time to time.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Pooled Commercial Paper” means Commercial Paper notes of Company subject to any particular pooling arrangement by Company, but excluding Commercial Paper issued by Company for a tenor and in an amount specifically requested by any Person in connection with any agreement effected by Company. During the period that Commercial Paper notes of Company shall be rated A-1 by Standard & Poor’s Ratings Group and P-1 by Moody’s Investor Services, Inc., the CP Costs hereunder shall be calculated in reference to such Commercial Paper notes.

“Potential Amortization Event” means an event which, with the passage of time or the giving of notice, or both, would constitute an Amortization Event.

“Prime Rate” means, at any time, the rate per annum then most recently published in the Wall Street Journal as the ‘Prime Rate’ or, if such information is no longer available or delayed for any reason, “Prime Rate” shall mean a rate per annum equal to the corporate base rate, prime rate or base rate of interest, as applicable, announced by Bank One or Bank One Corporation from time to time, changing when and as such rate changes.

“Proposed Reduction Date” has the meaning set forth in Section 1.3.

“Pro Rata Share” means, for each Financial Institution, a percentage equal to (i) the Commitment of such Financial Institution, divided by (ii) the aggregate amount of all Commitments of all Financial Institutions hereunder, adjusted as necessary to give effect to the application of the terms of Sections 13.5 or 13.6.

“Purchase Limit” means $55,000,000, as such amount may be reduced pursuant to Section 1.1(b) and as such amount may be increased by mutual agreement of all parties hereto.

“Purchase Notice” has the meaning set forth in Section 1.2.

Exh. I-16

“Purchase Price” means, with respect to any Incremental Purchase of a Purchaser Interest, the amount paid to Seller for such Purchaser Interest which shall not exceed the least of the amount requested by Seller in the applicable Purchase Notice, the unused portion of the Purchase Limit on the applicable purchase date and the excess, if any, of the Net Receivables Balance (less the Aggregate Reserves) on the applicable purchase date over the aggregate outstanding amount of Aggregate Capital determined as of the date of the most recent Monthly Report, taking into account such proposed Incremental Purchase.

“Purchasers” means Company and each Financial Institution.

“Purchaser Interest” means, at any time, an undivided percentage ownership interest (computed as set forth below) associated with a designated amount of Capital, selected pursuant to the terms and conditions hereof in (i) each Receivable arising prior to the time of the most recent computation or recomputation of such undivided interest, (ii) all Related Security with respect to each such Receivable, and (iii) all Collections with respect to, and other proceeds of, each such Receivable. Each such undivided percentage interest shall equal:

C
NRB—AR

where:

C  =  the Capital of such Purchaser Interest.

AR  =  the Aggregate Reserves.

NRB  =  the Net Receivables Balance.

Such undivided percentage ownership interest shall be initially computed on its date of purchase. Thereafter, until the Amortization Date, each Purchaser Interest shall be automatically recomputed (or deemed to be recomputed) on each day prior to the Amortization Date. The variable percentage represented by any Purchaser Interest as computed (or deemed recomputed) as of the close of the business day immediately preceding the Amortization Date shall remain constant at all times thereafter.

“Purchasing Financial Institution” has the meaning set forth in Section 12.1(b).

“Receivable” means all indebtedness and other obligations owed to Seller or to any Originator (at the time it arises, and before giving effect to any transfer or conveyance under any Receivables Sale Agreement, the Receivables Sale and Contribution Agreement or hereunder) or in which Seller or any Originator has a security interest or other interest, including, without limitation, any indebtedness, obligation or interest constituting an account, contract right, payment intangible, promissory note, chattel paper, instrument, document, investment property, financial asset or general intangible, arising in connection with the sale of goods or the rendering of services by such Originator, and further includes, without limitation, the obligation to pay any Finance Charges with respect thereto. Indebtedness and other rights and obligations arising from

Exh. I-17

any one transaction, including, without limitation, indebtedness and other rights and obligations represented by an individual invoice, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other rights and obligations arising from any other transaction; provided further, that any indebtedness, rights or obligations referred to in the immediately preceding sentence shall be a Receivable regardless of whether the account debtor or Seller treats such indebtedness, rights or obligations as a separate payment obligation.

“Receivables Sale Agreement” means, any of those certain Receivables Sale Agreements, each dated as of March 2, 2001, between each Originator, respectively, and Seller, as the same may be amended, restated or otherwise modified from time to time.

“Receivables Sale and Contribution Agreement” means that certain Receivables Sale and Contribution Agreement dated as of March 2, 2001 among each Originator, JWP Investments, Inc. and Seller.

“Records” means, with respect to any Receivable, all Contracts and other documents, books, records and other information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) relating to such Receivable, any Related Security therefor and the related Obligor.

“Reduction Notice” has the meaning set forth in Section 1.3.

“Reduction Percentage” means, for any Purchaser Interest acquired by the Financial Institutions from Company for less than the Capital of such Purchaser Interest, a percentage equal to a fraction the numerator of which is the Company Transfer Price Reduction for such Purchaser Interest and the denominator of which is the Capital of such Purchaser Interest.

“Regulatory Change” has the meaning set forth in Section 10.2(a).

“Reinvestment” has the meaning set forth in Section 2.2.

“Related Security” means, with respect to any Receivable:

(i)  all of Seller’s interest in the inventory and goods (including returned or repossessed inventory or goods), if any, the sale, financing or lease of which by the applicable Originator gave rise to such Receivable, and all insurance contracts with respect thereto,

(ii)  all other security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements and security agreements describing any collateral securing such Receivable,

Exh. I-18

(iii)  all guaranties, letters of credit, letter-of-credit rights, supporting obligations, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise,

(iv)  all service contracts and other contracts and agreements associated with such Receivable,

(v)  all Records related to such Receivable,

(vi)  all of Seller’s right, title and interest in, to and under each Receivables Sale Agreement and the Receivables Sale and Contribution Agreement,

(vii)  all of Seller’s right, title and interest in, to and under the Performance Undertaking, and

(viii)  all proceeds of any of the foregoing.

“Reporting Date” has the meaning set forth in Section 8.5.

“Reporting Period” means each of the fiscal months of Seller and the Originators. Schedule C sets forth each of the fiscal months from the date hereof to June 2003. Schedule C may be supplemented from time to time with a listing of additional fiscal months thereafter, such listing to be determined in a manner consistent with the procedures used to determine the original Schedule C and as otherwise acceptable to the Agent.] For purposes of referring to Reporting Periods that occur prior to or after a given Reporting Period (identified below as the “Test Period”), the following terms may be used (as illustrated by reference to the specific months below):

Timeline	Descriptive Term	Illustration

-3	third immediately preceding Reporting Period	January

-2	second immediately preceding Reporting Period	February

-1	immediately preceding Reporting Period	March

0	Test Period, the Reporting Period then most recently ended	April

1	Reporting Period during which Monthly Report in respect of Test Period shall be due	May

Exh. I-19

“Required Financial Institutions” means, at any time, Financial Institutions with Commitments in excess of 66- 2/3% of the Purchase Limit.

“Required Notice Period” means two Business Days.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of capital stock of Seller now or hereafter outstanding, except a dividend payable solely in shares of that class of stock or in any junior class of stock of Seller, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of capital stock of Seller now or hereafter outstanding, (iii) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to the Subordinated Loans (as defined in each Receivables Sale Agreement), (iv) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of capital stock of Seller now or hereafter outstanding, and (v) any payment of management fees by Seller (except for reasonable management fees to any Originator or its Affiliates in reimbursement of actual management services performed).

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Parties” means, collectively, Seller, individually, Seller in its capacity as Servicer and any sub-Servicer.

“Servicer” means at any time the Person (which may be the Agent) then authorized pursuant to Article VIII to service, administer and collect Receivables.

“Servicer Reserve” means, on any date, an amount equal to 0.50% multiplied by the Net Receivables Balance as of the close of business of the Servicer on such date.

“Servicing Fee” has the meaning set forth in Section 8.6.

“Settlement Date” means (A) the day each month that occurs two Business Days after the Reporting Date in such month (the “Scheduled Settlement Date”), and (B) the last day of the relevant Tranche Period in respect of each Purchaser Interest of the Financial Institutions.

“Settlement Period” means (A) in respect of each Purchaser Interest of Company, the immediately preceding Accrual Period, and (B) in respect of each Purchaser Interest of the Financial Institutions, the entire Tranche Period of such Purchaser Interest.

“Subsidiary” of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting stock, membership interests or other equity interests (in the case of Persons other than corporations) is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the

Exh. I-20

Person, or a combination thereof. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of Seller.

“Termination Date” has the meaning set forth in Section 2.2.

“Termination Percentage” has the meaning set forth in Section 2.2.

“Terminating Financial Institution” has the meaning set forth in Section 13.6(a).

“Terminating Tranche” has the meaning set forth in Section 4.3(b).

“Tranche Period” means, with respect to any Purchaser Interest held by a Financial Institution:

(a)  if Yield for such Purchaser Interest is calculated on the basis of the LIBO Rate, a period of one, two, three or six months, commencing on a Business Day selected by Seller in accordance with the terms of this Agreement. Such Tranche Period shall end on the day in the applicable succeeding calendar month which corresponds numerically to the beginning day of such Tranche Period; provided, however, that if there is no such numerically corresponding day in such succeeding month, such Tranche Period shall end on the last Business Day of such succeeding month; or

(b)  if Yield for such Purchaser Interest is calculated on the basis of the Prime Rate, a period commencing on a Business Day selected by Seller and agreed to by the Agent, provided no such period shall exceed one month.

If any Tranche Period would end on a day which is not a Business Day, such Tranche Period shall end on the next succeeding Business Day, provided, however, that in the case of Tranche Periods corresponding to the LIBO Rate, if such next succeeding Business Day falls in a new month, such Tranche Period shall end on the immediately preceding Business Day. In the case of any Tranche Period for any Purchaser Interest which commences before the Amortization Date and would otherwise end on a date occurring after the Amortization Date, such Tranche Period shall end on the Amortization Date. The duration of each Tranche Period which commences after the Amortization Date shall be of such duration as selected by the Agent.

“Transaction Documents” means, collectively, this Agreement, each Purchase Notice, each Receivables Sale Agreement, the Receivables Sale and Contribution Agreement, each Collection Account Agreement, the Performance Undertaking, the Fee Letter, the Ancillary Costs Agreement, each Subordinated Note (issued under and as defined in each Receivables Sale Agreement) and all other instruments, documents and agreements executed and delivered in connection herewith.

“UCC” means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

“USCHEM” means U S Chemical Corporation, a Wisconsin corporation and its successors.

Exh. I-21

“WHITMIRE” means Whitmire Micro-Gen Research Laboratories, Inc, a Delaware corporation and its successors.

“Wholly-Owned Subsidiary” of a Person means (i) any corporation 100% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, association, limited liability company, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

“Yield” means for each respective Tranche Period relating to Purchaser Interests of the Financial Institutions, an amount equal to the product of the applicable Discount Rate for each Purchaser Interest multiplied by the Capital of such Purchaser Interest for each day elapsed during such Tranche Period, annualized on a 360 day basis.

“Yield Reserve” means, on any date, an amount equal to 1.00% multiplied by the Net Receivables Balance as of the close of business of the Servicer on such date.

All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of Illinois, and not specifically defined herein, are used herein as defined in such
Article 9.

Exh. I-22

ANNEX A TO EXHIBIT I

CREDIT AGREEMENT DEFINITIONS

Solely for purposes of defining the terms used in clauses (i), (ii) and (iii) of Section 9.1(l), the terms used in the chart appearing in the definition of “Applicable Margin” and the terms used below, the following terms shall have the meanings assigned below:

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary of such Person.)

“Administrative Agent” means Bank of America, N.A., a national banking Association, in its capacity as Administrative Agent for the Banks, and any successor agent arising under Section 10.9.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, membership interests, by contract, or otherwise.

“Bank” means any of the several financial institutions from time to time party to the Credit Agreement.

“Capital Expenditures” means, without duplication, for any period of computation thereof, the aggregate of all expenditures on a consolidated basis including deposits (whether paid in cash or property or accrued as liabilities and including the aggregate amount of all principal payments due for the entire term of all Capital Lease Obligations) made by Holdco, CMI or their respective Subsidiaries that, in conformity with GAAP, are required to be included in the property, plant, or equipment, or similar fixed asset account.

“Capital Lease Obligations” means as to any Person, the obligations of such Person with respect to any lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) which is or should be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board) and, for purposes of this definition, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP (including such Statement No. 13).

“Contingent Obligation” means, as to any Person, any direct or indirect liability of that Person, whether or not contingent, with or without recourse, (a) with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the “primary obligations”) of another Person (the “primary obligor”), including any obligation of that Person (i) to purchase, repurchase or

Exh. I-1

otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each, a “Guaranty Obligation”); (b) with respect to any Surety Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments; (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered, or (d) in respect of any Swap Contract which is not a Permitted Swap Obligation. The amount of any Contingent Obligation shall, in the case of Guaranty Obligations, be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof, and in the case of other Contingent Obligations other than in respect of Swap Contracts, shall be equal to the maximum reasonably anticipated liability in respect thereof and, in the case of Contingent Obligations in respect of Swap Contracts which are not Permitted Swap Obligations, shall be equal to the Swap Termination Value at any time of determination.

“Credit Agreement for the 364 Day Facility” means that certain Credit Agreement dated as of November 5, 1999 by and among the Company, the several financial institutions from time to time party thereto, Bank of America, Bank One, NA, Citibank, N.A., Banc One Capital Markets, Inc., Bank of America Securities LLC and Salomon Smith Barney Inc. for a term in duration of 364 days, as such agreement may be amended, modified, supplemented or extended from time to time.

“Documentation Agent” means Bank One, NA, a national banking association.

“Dollars”, “dollars” and “$” each mean lawful money of the United States.

“EBIT” means, for any period of computation thereof, the sum of, without duplication, (i) Net Income for such period plus (ii) Interest Expense for such period plus (iii) taxes on income of Holdco, CMI and their respective Subsidiaries accrued during such period plus (iv) any non-recurring restructuring and charges related to (x) the issuance of shares of the common stock of Holdco to each of the SCJ shareholders as of the first day that any loan was made under the Credit Agreement and (y) the return of all of the shares of Holdco common stock held by SCJ to Holdco for cancellation, such charges collectively referred to as the “Spin-Off Charges” and incurred by Holdco, CMI, and their respective Subsidiaries up to $20,000,000 in the aggregate, that occurred at any time during the period from the date that is nine months prior to November 5, 1999 through the date which is three months after November 5, 1999.

“EBITDA” means, for any period of computation thereof, the sum of (i) EBIT for such period plus (ii) amortization expense of Holdco, CMI and their respective Subsidiaries for such

Exh. I-2

period plus (iii) without duplication, depreciation expense of Holdco, CMI and their respective Subsidiaries for such period.

“Federal Reserve Bank” means the Federal Reserve Bank of New York.

“Five-Year Credit Agreement” means that certain Five-Year Credit Agreement dated as of November 5, 1999 by and among S.C. Johnson Commercial Markets, Inc., the financial institutions from time to time party thereto and Bank of America, Bank One, NA, Citibank, N.A., Banc One Capital Markets, Inc., Banc of America Securities LLC and Salomon Smith Barney Inc, as such agreement may be amended, modified, supplemented or extended from time to time.

“FRB” means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

“Funded Debt” means, at any time of calculation thereof, all Indebtedness of Holdco, CMI and their respective Subsidiaries, determined on a consolidated basis.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of November 5, 1999.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and with respect to any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing when such corporation or entity is acting pursuant to or performing the functions of such nation, government, state, political subdivision or central bank.

“Guaranty Obligation” has the meaning specified in the definition of “Contingent Obligation.”

“Holdco” shall mean Commercial Markets Holdco, Inc., a Wisconsin corporation, and the owner of 100% (except for 1 share) of the issued and outstanding capital stock of CMI on the date hereof.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business on customary terms); (c) all non-contingent reimbursement or payment obligations with respect to Surety Instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, in either case, with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such

Exh. I-3

agreement in the event of default are limited to repossession or sale of such property); (f) all Capital Lease Obligations; (g) all Indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; (h) the unpaid amount of all Receivables sold by such Person, including but not limited to Receivables sold in connection with a Receivables Purchase Facility; and (i) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above. For all purposes of this Agreement, the Indebtedness of any Person shall include the applicable pro rata portion of all recourse Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer. In addition, for the purposes of this Agreement, the consolidated Indebtedness of Holdco, CMI, and their respective Subsidiaries shall be considered without duplication. For example, a guaranty made by CMI of the Indebtedness of one of its Subsidiaries shall not add any Indebtedness to the calculation of consolidated Indebtedness, as the Subsidiary Indebtedness already would have been included in such calculation.

“Interest Expense” shall mean for any period of computation thereof, gross consolidated interest expense for the period (including, all commissions, discounts, fees and other charges in connection with standby letters of credit and similar instruments for CMI, Holdco and their respective Subsidiaries).

“Joint Venture” means a Person that is a corporation, partnership, limited liability company, joint venture or other similar legal entity now or hereafter formed or entered into by Holdco, CMI or any of their respective Subsidiaries with another Person in order to conduct a common venture or enterprise with such Person, which legal entity does not constitute a Subsidiary. A Joint Venture shall not include strategic alliances formed or entered into by Holdco, CMI or their respective Subsidiaries with any other Person for the purposes of joint research, product development, marketing, or other similar purposes that does not create a Person.

“Lien” means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the Uniform Commercial Code or any comparable law) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under an operating lease.

“Net Income” means for any period of computation thereof, the aggregate of all amounts which, in accordance with GAAP, would be included as net income (or net loss) on a consolidated statement of income of CMI, Holdco and their respective Subsidiaries for such period.

Exh. I-4

“Net Worth” means, as at any date, the total shareholder’s equity (including capital stock, additional paid-in capital, retained earnings, treasury stock and any cumulative translation adjustment) of Holdco and CMI and their respective Subsidiaries which would appear as such on a consolidated balance sheet of Holdco, CMI and their respective Subsidiaries.

“Permitted Swap Obligations” means with respect to any Person, all obligations (contingent or otherwise) of such Person existing or arising under Swap Contracts, provided that each of the following criteria is satisfied: (a) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments or assets held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person in conjunction with a securities repurchase program not otherwise prohibited hereunder, and not for purposes of speculation; and (b) such Swap Contracts do not contain any provision (“walk-away” provision) exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

“Receivables” shall mean with respect to any Person, all obligations of any obligor (whether now existing or hereafter arising) under a contract for sale of goods or services by such Person, which shall include any obligation of such obligor (whether now existing or hereafter arising) to pay interest, finance charges or amounts with respect thereto, and, with respect to any of the foregoing receivables or obligations, (a) all of the interest of such Person in the goods (including returned goods) the sale of which gave rise to such receivable or obligation after the passage of title thereto to any obligor, (b) all other Liens and property subject thereto from time to time purporting to secure payment of such receivables or obligations, and (c) all guarantees, insurance, letters of credit and other agreements or arrangements of whatever character from time to time supporting or securing payment of any such receivables or obligations.

“Receivables Purchase Facility” shall mean, with respect to any Person, any agreement of such Person providing for sales, transfers, conveyances, factoring, discounting or financing of Receivables of such Person purporting to be sales (and considered sales under GAAP) and resulting in “off-balance sheet” treatment of such Receivables.

“Reference Bank” means each of the Administrative Agent, the Documentation Agent and the Syndication Agent.

“SCJ” means S.C. Johnson & Son, Inc., a Wisconsin corporation.

“Subsidiary” of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting stock, membership interests or other equity interests (in the case of Persons other than corporations) is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof. Unless the context otherwise clearly requires, references

Exh. I-5

herein to a “Subsidiary” or “Subsidiaries” shall mean collectively, the respective Subsidiaries of Holdco and CMI.

“Surety Instrument” means all standby letters of credit, banker’s acceptances and bank guaranties not attributable to the purchase of supplies and inventory in the ordinary course of business and shipside bonds, surety bonds and similar instruments.

“Swap Contract” means any agreement, whether or not in writing, relating to any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, swaption, currency option or any other, similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing, and, unless the context otherwise clearly requires, any master agreement relating to or governing any or all of the foregoing.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid- market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include any Bank).

“Syndication Agent” means Citibank, N.A., a national banking association.

“Total Capitalization” means Funded Debt plus Net Worth.

“Wholly-Owned Subsidiary” means, with respect to any Person, any corporation in which (other than directors’ qualifying shares required by law) 100% of the capital stock of each class having ordinary voting power, and 100% of the capital stock of every other class, in each case, at the time as of which any determination is being made, is owned, beneficially and of record, by such Person, or by one or more of the other Wholly-Owned Subsidiaries of such Person, or both.

Exh. I-6

AMENDMENT NO. 1 TO RECEIVABLES PURCHASE AGREEMENT

This Amendment No. 1 (the "Amendment") is dated as of October    , 2001 among JWPR Corporation (the "Seller") and as initial servicer (the "Servicer") and initial servicer (the "Servicer"), the Financial Institutions, Falcon Asset Securitization Corporation (the "Company") and Bank One, NA (Main Office Chicago), as agent for the Purchasers (the "Agent").

WITNESSETH:

WHEREAS, the Seller, the Servicer, the Company, the Financial Institutions and the Agent are parties to that certain Receivables Purchase Agreement dated as of March 2, 2001 (the "Agreement"); and

WHEREAS, the Seller, the Servicer, the Company, the Financial Institutions and the Agent desire to amend the Agreement in certain respects more fully described hereinafter;

NOW, THEREFORE, in consideration of the premises herein contained, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.  Defined Terms.    Capitalized terms used herein and not otherwise defined shall have their meanings as attributed to such terms in the Agreement.

2.  Amendments to the Agreement.

2.1. Amendment to Section 9.1(f).    Section 9.1(f)(iii) of the Agreement is hereby amended in its entirety to read as follows:

"(iii)  the Dilution Ratio shall exceed 3.70%."

2.2.  Amendment to the Definition of Concentration Limit.    The definition of "Concentration Limit" appearing in Exhibit I to the Agreement is amended in its entirety to read as follows:

"'Concentration Limit' means, at any time, for any Obligor, an amount equal to (i) a percentage equal to  1/3 of the Loss Percentage at such time, multiplied by (ii) the aggregate Outstanding Balance of all Eligible Receivables at such time, or such other amount (a "Special Concentration Limit") for such Obligor designated by the Agent; provided, that in the case of an Obligor and any Affiliate of such Obligor, the Concentration Limit shall be calculated as if such Obligor and such Affiliate are one Obligor; and provided, further, that the Agent may, upon not less than three Business Days' notice to Seller, cancel any Special Concentration Limit. Subject to the foregoing, the following Obligors shall each have a Special Concentration Limit equal at any time to; for each of XpedX, Paragon and Sherwin Williams, (x) a percentage equal to 1/2 of the Loss Percentage at such time multiplied by (y) the Outstanding Balance of all Eligible Receivables at such time; and for Wal-Mart, (x) a percentage equal to the Loss Percentage at such time multiplied by (y) the Outstanding Balance of all Eligible Receivables at such time:

Obligor	Rated Entity
XpedX Corp.	International Paper Corp.
Paragon Pest Control Products	Service Master
Sherwin Williams Corp.	Sherwin Williams Corp.
Wal-Mart Stores, Inc.	Wal-Mart Stores, Inc.

2.3.  Amendment to the Definition of Loss-to-Liquidation Ratio.    Amendment to the definition of "Loss-to-Liquidation Ratio" appearing in Exhibit I to the Agreement is hereby amended to read as follows:

"'Loss-to-Liquidation Ratio' means, as at the last day of any Reporting Period, a percentage equal to (i) the sum of the amount of Charged-Off Receivables which became Charged-Off Receivables during the period, plus the aggregate amount of Receivables which are unpaid not less than 31 days and not more than 60 days from the original due date for such payment divided by (ii) the aggregate amount of Collections such period."

3.  Representations and Warranties.    In order to induce the Agent and the Purchasers to enter into this Amendment the Seller represents and warrants that:

3.1.  The representations and warranties set forth in Article V of the Agreement, as hereby amended, are true, correct and complete on the date hereof as if made on and as of the date hereof and that there exists no Amortization Event or Potential Amortization Event on the date hereof.

3.2.  The execution and delivery by the Seller of this Amendment has been duly authorized by proper corporate proceedings of the Seller and this Amendment, and the Agreement, as amended by this Amendment, constitutes the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally.

3.3.  Neither the execution and delivery by the Seller of this Amendment, nor the consummation of the transactions herein contemplated, nor compliance with the provisions hereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Seller or the Seller's articles of incorporation or by–laws or the provisions of any indenture, instrument or agreement to which the Seller is a party or is subject, or by which it or its property, is bound, or conflict with or constitute a default thereunder.

4.  Effective Date.    This Amendment shall become effective as of the date above first written upon receipt by the Agent of (i) counterparts of this Amendment duly executed by the Seller, the Company and the Financial Institutions, (ii) a reaffirmation of the Performance Undertaking, substantially in the form of Exhibit A hereto, executed by the Provider, and (iii) such other documents as the Agent, the Company or any Financial Institution may request.

5.  Ratification.    The Agreement, as amended hereby, is hereby ratified, approved and confirmed in all respects.

6.  Reference to Agreement.    From and after the effective date hereof, each reference in the Agreement to "this Agreement", "hereof", or "hereunder" or words of like import, and all references to the Agreement in any and all agreements, instruments, documents, notes, certificates and other writings of every kind and nature shall be deemed to mean the Agreement, as amended by this Amendment.

7.  Costs and Expenses.    The Seller agrees to pay all costs, fees, and out-of-pocket expenses (including attorneys' fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent) incurred by the Agent in connection with the preparation, execution and enforcement of this Amendment.

8.  CHOICE OF LAW.    THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF ILLINOIS.

9.  Execution in Counterparts.    This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Seller, the Company, the Financial Institutions and the Agent have executed this Amendment as of the date first above written.

JWPR CORPORATION, as Seller and as Servicer

By:	/s/ FRANCISCO SANCHEZ
Title: Vice President

FALCON ASET SECURITIZATION CORPORATION

By:	/s/ RONALD J. ATKINS
Title: Authorized Signatory

BANK ONE, NA (MAIN OFFICE CHICAGO), individually as a Financial Institution and as Agent

By:	/s/ RONALD J. ATKINS
Title: Authorized Signatory

Execution Copy

AMENDMENT NO. 2

THIS AMENDMENT NO. 2 (this “Amendment”) dated as of May 3, 2002, is entered into among JWPR CORPORATION (“JWPR”), as Seller and Servicer, FALCON ASSET SECURITIZATION CORPORATION (“Falcon”), and BANK ONE, NA (MAIN OFFICE CHICAGO) (“Bank One”), as Financial Institution and as Agent (in such capacity, the “Agent”). Capitalized terms used herein without definition shall have the meanings ascribed thereto in the “Receivables Purchase Agreement” referred to below.

PRELIMINARY STATEMENTS

A.  Reference is made to that certain Receivables Purchase Agreement dated as of March 2, 2001 among JWPR, Falcon, the Agent and the Financial Institutions from time to time party thereto (as the same may be amended, restated, supplemented or modified from time to time, the “Receivables Purchase Agreement”).

B.  The parties hereto have agreed to amend certain provisions of the Receivables Purchase Agreement upon the terms and conditions set forth herein.

SECTION 1.  Amendment to the Receivables Purchase Agreement.    The Receivables Purchase Agreement is, effective as of the Effective Date (as defined below) and subject to the satisfaction of the conditions precedent set forth in Section 4 hereof, hereby amended as follows:

(a)  All references in the Receivables Purchase Agreement to the “Five-Year Credit Agreement” are amended to refer instead to the “Credit Agreement”.

(b)  Section 2.6 of the Receivables Purchase Agreement is amended by adding the following proviso at the end of the second sentence thereof:

“; provided, that in the event the Servicer shall determine, in connection with the preparation of any Weekly Report, that the aggregate Purchaser Interests exceed 100%, Seller shall be required to pay the Agent the applicable amount due under this Section 2.6 within three (3) Business Days following the date such Weekly Report is required to be delivered hereunder.”

(c)  Section 6.2 of the Receivables Purchase Agreement is amended by deleting clause (a) thereof in its entirety and substituting therefor:

“(a)  the Servicer shall have delivered to the Agent on or prior to the date of such Incremental Purchase or Reinvestment, in form and substance reasonably satisfactory to the Agent, all Monthly Reports and all Weekly Reports as and when due under Section 8.5;”

(d)  Section 8.5 of the Receivables Purchase Agreement is amended by deleting such Section in its entirety and substituting therefor:

“SECTION 8.5  Collateral Reports.    The Servicer shall prepare and forward to the Agent a collateral report (i) on the nineteenth (19th) day of each month, or, if such day is not a Business Day, the next succeeding Business Day, and at such other times as the Agent shall request, a Monthly Report in respect of the calendar month then most recently ended, (ii) from and after July 12, 2002, on Friday of each calendar week, or, if such day is not a Business Day, the next succeeding Business Day, and at such other times as the Agent shall request, a Weekly Report in respect of the calendar week then most recently ended and (iii) at such times as the Agent shall reasonably request, a listing by Obligor of all Receivables together with an aging of such Receivables.”

(e)  Section 9.1(f)(ii) of the Receivables Purchase Agreement, relating to the Loss-to-Liquidation Ratio, is amended by deleting therefrom the reference to “5.25%” and by substituting therefor “2.75%”.

(f)  Section 9.1(f)(iii) of the Receivables Purchase Agreement, relating to the Dilution Ratio, is amended to delete such clause in its entirety and to substitute the following new clause therefor:

“(iii)  the Dilution Ratio shall exceed 4.05%.”

(g)  Section 9.1(l) of the Receivables Purchase Agreement is amended to delete such provision in its entirety and to substitute therefor the following new provision:

“(1)  As of the end of any fiscal quarter of CMI, any of the following shall occur:

(i)  The Leverage Ratio, as determined as of the last day of each fiscal quarter set forth below, for the fiscal quarter ending on such day, shall exceed the maximum Leverage Ratio set forth below opposite such fiscal quarter:

Fiscal Quarter Ending Nearest to:	Maximum Leverage Ratio:
September 30, 2002	5.25 to 1
December 31, 2002	5.25 to 1
March 31, 2003	5.25 to 1
June 30, 2003	5.00 to 1
September 30, 2003	4.75 to 1
December 31, 2003	4.25 to 1
March 31, 2004	4.00 to 1
June 30, 2004	3.75 to 1
September 30, 2004	3.50 to 1
December 31, 2004	3.25 to 1
March 31, 2005	2.75 to 1
June 30, 2005	2.75 to 1

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Fiscal Quarter Ending Nearest to:	Maximum Leverage Ratio:
September 30, 2005	2.75 to 1
December 31, 2005	2.75 to 1
March 31, 2006 and thereafter	2.50 to 1

(ii)  CMI shall have failed to maintain an Interest Coverage Ratio, as determined as of the last day of each fiscal quarter, for the fiscal quarter ending on such day, of at least the minimum ratio set forth below opposite such fiscal quarter:

Fiscal Quarter Ending Nearest to:	Minimum Interest Coverage Ratio:
September 30, 2002	2.15 to 1
December 31, 2002	2.15 to 1
March 31, 2003	2.15 to 1
June 30, 2003	2.25 to 1
September 30, 2003	2.25 to 1
December 31, 2003	2.75 to 1
March 31, 2004	2.75 to 1
June 30, 2004	3.00 to 1
September 30, 2004	3.50 to 1
December 31, 2004	3.75 to 1
March 31, 2005 and thereafter	4.50 to 1

For purposes of new Section 9.1(l), the terms defined in Annex B hereto, which definitions are being added to Exhibit I of the Receivables Purchase Agreement by this Amendment, shall be used and in the event any term is used in new Section 9.1(l) which term is not defined in Annex B hereto, the definitions otherwise prevailing under the Receivables Purchase Agreement shall be used.

(h)  Exhibit I to the Receivables Purchase Agreement is amended by deleting the definition of “Applicable Margin” therein in its entirety and by substituting therefor the following new definition:

“Applicable Margin” means (a) during the period commencing on May 3, 2002 and ending 3 Business Days after the receipt by the Seller of the quarterly financial statements required to be delivered in respect of CMI under the CMI Receivables Sale Agreement in respect of the first full fiscal quarter of CMI ending after May 3, 2002, a rate equal to 3.25% per annum and (b) thereafter, as of any date of determination, a per annum rate equal to the rate set forth below under the then applicable Leverage Ratio (determined for the four most recently ended fiscal quarters for which financial statements in respect of CMI have been delivered pursuant to the CMI Receivables Sale Agreement) set forth below:

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	Level I	Level II	Level III	Level IV
Leverage Ratio	Less than 2.5 to 1	Less than 3.0 to 1 and equal to or greater than 2.5 to 1	Less than 3.5 to 1 and equal to or greater than 3.0 to 1	Greater than or equal to 3.5 to 1
Applicable Margin for Offshore Base Rate	2.50%	2.75%	3.00%	3.25%

Subsequent changes in the Applicable Margin resulting from a change in the Leverage Ratio shall become effective as to 3 Business Days after delivery of new financial statements pursuant to the CMI Receivables Sale Agreement for each of the first three fiscal quarters of each fiscal year and for each fiscal year. Notwithstanding anything to the contrary set forth in this Agreement (including the then effective Leverage Ratio),

(a)  if CMI shall fail to deliver such financial statements within the time periods specified in the CMI Receivables Sale Agreement, the Applicable Margin from and including the 49th day after the end of such fiscal quarter or the 94th day after the end of such fiscal year, as the case may be, to but not including the date CMI delivers such financial statements, shall equal the highest possible Applicable Margin provided for by this definition; and

(b)  prior to the date that is the earliest to occur of (i) the date the Credit Agreement shall terminate in accordance with its terms, (ii) the date Bank One shall cease to be a party to the Credit Agreement or (iii) the date the Agent hereunder shall fail to concur in any written amendment or waiver that shall have become effective under the Credit Agreement (as distinguished from exercise of discretion on the part of the calculation agent under the Credit Agreement which under the terms of the Credit Agreement does not require the consent of any Bank thereunder) relating to the terms and provisions thereunder that correspond to any of the provisions of Section 9.1(l) herein, any determination made in accordance with the terms of the Credit Agreement in respect of the calculation of the Leverage Ratio at any time shall be binding upon the Purchasers for purposes of the calculation of the Applicable Margin hereunder at such time.

(i)  The definition of “Concentration Limit” in Exhibit I to the Receivables Purchase Agreement is amended by deleting therefrom the references to “Paragon” and “Paragon Pest Control Products”.

(j)  The definition of “Eligible Receivable” in Exhibit I to the Receivables Purchase Agreement is amended to add the word “and” at the end of clause (xviii) thereof and to add the following new clause (xix) to such definition:

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“(xix)  which does not constitute a DiverseyLever Receivable.”

(k)  The definition of “Facility Termination Date” in Exhibit I to the Receivables Purchase Agreement is amended by deleting therefrom the words “March 1, 2005”, and substituting therefor “May 2, 2003”.

(l)  Exhibit I to the Receivables Purchase Agreement is amended by deleting therefrom the definition of “Five-Year Credit Agreement”.

(m)  Exhibit I to the Receivables Purchase Agreement is amended by (i) deleting the definitions of “Interim Monthly Report” and “Monthly Report” in their entirety and (ii) substituting the following new definition for “Monthly Report”:

“Monthly Report” means a report, in substantially the respective form set forth in Exhibit X hereto (as such form may be amended from time to time by the mutual agreement of the Agent and the Servicer) (appropriately completed), furnished to the Servicer to the Agent pursuant to Section 8.5 and relating to a fiscal month of the Seller and the Originators.

(n)  Exhibit I to the Receivables Purchase Agreement is amended by deleting the definition of “Net Receivables Balance” in its entirety and substituting therefor:

“Net Receivables Balance” means, at any time, the aggregate Outstanding Balance of all Eligible Receivables at such time reduced by (i) the aggregate amount by which the Outstanding Balance of all Eligible Receivables of each Obligor and its Affiliates exceeds the Concentration Limit for such Obligor, and (ii) an amount equal to the accrual account maintained by CMI entitled “Professional Rebate Reserve Accrual Account” (or any similar title or any replacement accrual account), such account relating to rebates that may be payable to customers of the Professional Division of CMI, as reported in the Monthly Report then most recently furnished in accordance with Section 8.5.

(o)  Exhibit I to the Receivables Purchase Agreement is amended by deleting the definition of “Reporting Date” in its entirety and substituting therefor:

“Reporting Date” means any date on which a Collateral Report is required to be furnished in accordance with the terms of Section 8.5.

(p)  Exhibit I to the Receivables Purchase Agreement is amended to add the following new definitions thereto:

“Credit Agreement” means that certain Credit Agreement, dated as of May 3, 2002, by and among JohnsonDiversey, Inc., Johnson Wax Professional, Inc., Johnson Professional Co., Ltd. and Johnson Diversey Netherlands II B.V., as borrowers, Johnson Professional Holdings, Inc., the “Lenders” and “Issuers” parties thereto, Citicorp USA, Inc., as administrative agent, Goldman Sachs Credit Partners L.P., as syndication agent, Bank One, NA, ABN AMRO Bank NV, Royal Bank of Scotland plc, New York Branch, and General Electric Capital

5

Corporation, as co-documentation agents, and Salomon Smith Barney Inc. and Goldman Sacks Credit Partners L.P., as joint lead arrangers and joint book managers, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“DiverseyLever Receivable” means any Receivable that shall have been originated by any of (i) Unilever N.V., (i) Unilever PLC, (iii) any business unit of the DiverseyLever Group or (iv) any business unit of any Originator or any of their affiliates, any substantial part of which shall be comprised of assets or properties from or relating to the operations of the DiverseyLever Group.

“Weekly Report” means a report, in substantially the respective form set forth in Exhibit X hereto (as such form may be amended from time to time by the mutual agreement of the Agent and the Servicer) (appropriately completed), furnished by the Servicer to the Agent pursuant to Section 8.5 and relating to a period of one calendar week.

(q)  Exhibit I to the Receivables Purchase Agreement is amended to delete the definitions set forth in Annex A to such Exhibit I in their entirety and to substitute therefor the new definitions set forth on Annex B to this Amendment, which new definitions shall be used for the limited purposes described in the preamble to Annex A to such Exhibit I.

(r) The Receivables Purchase Agreement is amended by deleting Exhibit X thereto in its entirety and substituting therefor the “Exhibit X” attached hereto as Annex A.

SECTION 2.   DiverseyLever Receivables.

(a)  JWPR has advised Falcon and Bank One as to the proposed acquisition by affiliates of JWPR of certain assets and properties comprising the DiverseyLever Group of Unilever N.V. and Unilever PLC. Such affiliates of JWPR may include certain of the Originators. It is acknowledged and agreed that the DiverseyLever Receivables shall not constitute “Eligible Receivables” for purposes of the Receivables Purchase Agreement. Any inclusion of the DiverseyLever Receivables in “Eligible Receivables” shall occur only after, and then only if, (i) Falcon and Bank One shall have completed their due diligence in respect of such Receivables and shall have obtained such internal credit approval as may be appropriate for purposes of such inclusion and (ii) the Receivables Purchase Agreement shall have been amended on terms mutually acceptable to JWPR, Falcon and Bank One providing for such inclusion. Nothing contained herein shall constitute or be deemed to be a commitment on the part of Falcon or Bank One to agree to include the DiverseyLever Receivables in “Eligible Receivables” at any time in the future.

(b)  Until such time as the DiverseyLever Receivables constitute Eligible Receivables, JWPR shall take all actions (or shall omit to take all actions) reasonably requested by the Agent to ensure that (i) at no time shall there be any commingling as

6

between the Receivables owned by JWPR (or any proceeds thereof) and any DiverseyLever Receivables that are not owned by JWPR (or any proceeds thereof), and (ii) the Originators and the Servicer at all times maintain systems capable of generating and furnishing the Collateral Reports and all other reports required under the Receivables Purchase Agreement on a basis segregated from the DiverseyLever Receivables not owned by JWPR.

SECTION 3.    Other Modifications.

(a)  Each of the parties hereto acknowledges that from and after May 3, 2002, the name of S.C. Johnson Commercial Markets, Inc. shall be changed to “JohnsonDiversey, Inc.”, and thereafter each reference to “CMI” in the Receivables Purchase Agreement, in any other Transaction Document or in any other document, instrument or agreement executed and/or delivered in connection therewith, shall mean and be a reference to JohnsonDiversey, Inc., as successor to S.C. Johnson Commercial Markets, Inc. The representation and warranty in Section 2.1(n) of the CMI Receivables Sale Agreement is deemed amended to give effect to such name change. The requirement under Section 4.2(a) of the CMI Receivables Sale Agreement that 45 days’ prior written notice be given in respect of such name change is hereby waived.

(b)  In the case of any representation, warranty or covenant in any Receivables Sale Agreement that purports to or restricts the ability of any Person to encumber any of its assets or properties, or to suffer the existence of any encumbrance, the Seller, Falcon and Bank One waive such restriction (i) to the extent such restriction applies to the capital stock of any Originator or (ii) to the extent, and then only on the terms and conditions, that such encumbrance is expressly permitted under that certain Intercreditor Agreement of even date herewith among CMI, JPI, USCHEM, the Seller, Bank One, Falcon and Citicorp USA, Inc., as “Senior Credit Agent”, during the period such Intercreditor Agreement remains in full force and effect.

(c)  The Seller agrees to furnish the Agent, promptly following its receipt of the same, a copy of each amendment, waiver or other notice of any modification (a “CA Amendment”) to or in respect of the Credit Agreement or any material instrument, document or agreement executed in connection with the Credit Agreement. Each Originator, by its execution of this Amendment, agrees to furnish the Seller, promptly following the execution thereof, a copy of each CA Amendment.

SECTION 4.  Conditions Precedent.    This Amendment shall become effective on the first Business Day (the “Effective Date”) on which the Agent shall have received:

(a)  counterparts of this Amendment, duly executed by each party hereto;

(b)  an amended and restated Fee Letter, duly executed by each party thereto;

(c)  a reaffirmation of Performance Undertaking, duly executed by CMI;

(d)  evidence that all necessary steps to change the name of CMI to “JohnsonDiversey, Inc.” shall have been taken;

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(e)  an intercreditor agreement, duly executed by the Originators, the Seller, the Agent, the Purchasers, Citicorp USA, Inc. and S.C. Johnson & Son, Inc.; and

(f)  all fees and expenses stated to be payable to the Agent, Falcon or Bank One at any time on or prior to the Effective Date under the Receivables Purchase Agreement or the amended and restated Fee Letter.

SECTION 5.  Authorization.    JohnsonDiversey, Inc. hereby authorizes the Agent to file one or more financing statements and/or amendments, in substantially the form attached hereto as Annex C, in order to reflect the name change referenced in Section 4(d) hereof;

SECTION 6.  Representations and Warranties.    JWPR represents and warrants that (a) this Agreement constitutes a legal, valid and binding obligation of JWPR, enforceable against it in accordance with its terms, and (b) on the date hereof, before and after giving effect to this Agreement, no Amortization Event or Potential Amortization Event has occurred and is continuing.

SECTION 7.  Reference to and Effect on the Transaction Documents.

(a)  Upon the effectiveness of this Amendment, (i) each reference in the Receivables Purchase Agreement to “this Receivables Purchase Agreement”, “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import shall mean and be a reference to the Receivables Purchase Agreement, as amended hereby, and (ii) each reference to the Receivables Purchase Agreement in any other Transaction Document or any other document, instrument or agreement executed and/or delivered in connection therewith, shall mean and be a reference to the Receivables Purchase Agreement as amended hereby.

(b)  Except as specifically amended or otherwise modified above, the terms and conditions of the Receivables Purchase Agreement, of all other Transaction Documents and any other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect and are hereby ratified and confirmed.

(c)  The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Agent or any Purchaser under the Receivables Purchase Agreement or any other Transaction Document or any other document, instrument or agreement executed in connection therewith, nor constitute a waiver of any provision contained therein, in each case except as specifically set forth herein.

SECTION 8.  Execution in Counterparts.    This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment.

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SECTION 9.  Governing Law.    This Amendment shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Illinois.

SECTION 10.  Headings.    Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

SECTION 11.  Fees and Expenses.    JWPR, as Seller, hereby confirms its agreement to pay on demand all reasonable costs and expenses of the Agent and the Purchasers in connection with the preparation, execution and delivery of this Amendment and any of the other instruments, documents and agreements to be executed and/or delivered in connection herewith, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel to the Agent or the Purchasers with respect thereto.

[Remainder of Page Deliberately Left Blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective officers as of the date first above written.

JWPR CORPORATION

By:	/s/ FRANCISCO SANCHEZ
Name: Francisco Sanchez Title: Vice President

FALCON ASSET SECURITIZATION CORPORATION

By:	/s/ RONALD J. ATKINS
Name: Ronald J. Atkins Title: Authorized Signatory

BANK ONE, NA (MAIN OFFICE CHICAGO), as a Financial Institution and as Agent

By:	/s/ RONALD J. ATKINS
Name: Ronald J. Atkins Title: Authorized Signatory

Signature Page to Amendment No. 2

ACKNOWLEDGED AND AGREED: JOHNSON POLYMER, INC.

By:	/s/ FRANCISCO SANCHEZ
Name:
Title:

JOHNSONDIVERSEY, INC. (formerly known as S.C. JOHNSON CHEMICAL MARKETS, INC.)

By:	/s/ MICHAEL J. BAILEY
Name:
Title:

U.S. CHEMICAL CORPORATION

By:	/s/ DAVID C. QUAST
Name:
Title:

Signature Page to Amendment No. 2

ANNEX B
to
Amendment No. 2
to Receivables Purchase Agreement

NEW DEFINITIONS RELATING TO FINANCIAL COVENANTS

The following new definitions shall be added to Exhibit I of the Receivables Purchase Agreement for use in Section 9.1(l) of the Receivables Purchase Agreement and for use in the definition of “Applicable Margin” as used in the Receivables Purchase Agreement.

“Acquired Business” means the DiverseyLever Business (as defined in the Purchase Agreement, dated as of November 20, 2001, by and among Johnson Professional Holdings, Inc., CMI and Conopco, Inc., as amended by the First Amendment thereto, dated as of February 11, 2002, the Second Amendment thereto, dated as of April 5, 2002 and the Third Amendment thereto dated as of May 3, 2002).

“Adjusted Restructuring Charges” means the sum of (a) restructuring charges (as determined in conformity with GAAP) and reasonable (in the determination of the Agent) Integration Charges up to a combined aggregate amount equal to $125,000,000 plus (b) Reserve for Exit Costs.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate of amounts that would be reflected as additions to property, plant, equipment or software on a consolidated balance sheet of such Person and its Subsidiaries prepared in conformity with GAAP, excluding interest capitalized during construction; provided, however, that “Capital Expenditures” shall not include property, plant, equipment or software listed on the consolidated balance sheet of the Acquired Business acquired as part of a “Permitted Acquisition” (as such term is defined in the Credit Agreement).

“Cash Equivalents” means (a) securities issued or directly and fully guaranteed or insured by any of the United Kingdom, any other member state of the European Union as currently constituted other than Greece, or the United States government or any agency or instrumentality of the foregoing (provided that the full faith and credit of the United Kingdom, any other member state of the European Union as currently constituted other than Greece, or the United States, respectively, is pledged in support of those securities) having maturities of not more than six months from the date of acquisition; (b) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic or foreign commercial bank having capital and surplus in excess of $500,000,000.00 and a Thomson Bank Watch Rating of “B” or better; (c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (a) and (b) above entered into with any financial institution meeting the qualifications specified in clause (b) above; (d) commercial paper having the highest rating obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services, Inc. and in each case maturing within six months after the date of acquisition of such commercial paper; and (e) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a)

through (d) of this definition; provided, however, that securities of CMI, Unilever N.V., Unilever PLC or any of their respective Affiliates shall not be “Cash Equivalents”.

“Cash Interest Expense” means, with respect to any Person for any period, the Interest Expense of such Person for such period less the Non-Cash Interest Expense of such Person for such period.

“Consolidated Current Assets” means, with respect to any Person at any date, the total consolidated current assets (other than cash and Cash Equivalents) of such Person and its Subsidiaries at such date, determined in conformity with GAAP.

“Consolidated Net Income” means, for any Person for any period, the net income (or loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis in conformity with GAAP; provided, however, that (a) the net income of any other Person in which such Person or one of its Subsidiaries has a joint interest with a third party (which interest does not cause the net income of such other Person to be consolidated into the net income of such Person in accordance with GAAP) shall be included only to the extent of the amount of dividends or distributions paid in cash to such Person or Subsidiary and (b) the net income of any Subsidiary of such Person that is subject to any restriction or limitation on the payment of dividends or the making of other distributions shall be excluded to the extent such restriction or limitation limits the use by such Person or such Person’s Affiliates from applying the proceeds of such dividends of other distributions to repay, directly or indirectly the obligations of such Person under the Credit Agreement.

“EBITDA” means, with respect to any Person for any period (a) Consolidated Net Income of such Person for such period, plus (b) the sum of, in each case to the extent included in the calculation of such Consolidated Net Income but without duplication,

(i)  any provision for income taxes,

(ii)  Interest Expense,

(iii)  loss from extraordinary items,

(iv)  amortization and depreciation expense,

(v)  other than as provided for in clause (vi) below, all other non-cash charges and non-cash losses for such period, including the amount of any compensation deduction as the result of any grant of Stock or Stock Equivalents to employees, officers, directors or consultants, and

(vi)  all restructuring charges (as determined in conformity with GAAP) and Integration Charges whether or not paid in cash during such period;

minus (c) the sum of, in each case to the extent included (other than with respect to the Reserve for Exit Costs) in the calculation of such Consolidated Net Income but without duplication,

(i)  any credit for income tax,

(ii)  gains from extraordinary items for such period,

(iii)  any aggregate net gain from the sale, exchange or other disposition of capital assets by such Person outside the ordinary course of business,

(iv)  any other non-cash gains or other items outside the ordinary course of business which have been added in determining Consolidated Net Income, including any reversal of a charge referred to in clause (b)(v) above by reason of a decrease in the value of any Stock or Stock Equivalent,

(v)  the sum of cash expenditures in respect of non-cash charges included in clause (b)(v) above,

(vi)  (A) Restructuring Cash Expenditures for such period and (B) cash expenditures in respect of restructuring charges and Integration Charges in excess of an aggregate of $125,000,000.

Notwithstanding the foregoing, for purposes of determining (a) the Leverage Ratio for any period ending prior to June 27, 2003, EBITDA shall be determined on an annualized basis, that is, by dividing 365 by the number of days in the applicable period and multiplying the result thereof by EBITDA for such period and (b) any Excess Cash Flow for any period, cash expenditures relating to Restructuring Charges deducted in such period pursuant to clause (c)(vi) above shall be actual cash expenditures made in such period and not the Restructuring Cash Expenditures for such period.

“Excess Cash Flow” means, for CMI for any period, (a) EBITDA of CMI for such period plus (b) the excess, if any, of Working Capital at the beginning of such period over Working Capital at the end of such period minus (c) the sum of (without duplication) (i) scheduled cash principal payments on the “Loans” (under and as such term is defined in the Credit Agreement) during such period and optional cash principal payments on such “Loans” during such period (but only to the extent in the case of optional cash payments of the “Revolving Credit Loans” that the “Revolving Credit Commitments” are permanently reduced by the amount of such payments, as such terms are defined in the Credit Agreement), (ii) scheduled cash principal payments made by CMI or any of its Subsidiaries during such period on other Indebtedness to the extent such other Indebtedness and payments are permitted by this Agreement, (iii) scheduled payments made by CMI or any of its Subsidiaries during such period on Capital Lease Obligations to the extent such Capital Lease Obligations and payments are permitted by this Agreement, (iv) Capital Expenditures (to the extent not financed by the incurrence of Indebtedness) made by CMI or any of its Subsidiaries during such period to the extent permitted by this Agreement, (v) dividends or other distributions of CMI during such period to the extent permitted hereunder and actually paid, (vi) cash payments made by CMI or any of its Subsidiaries to satisfy income tax obligations of any JD Entity, (vii) Cash Interest Expense of CMI and its Subsidiaries during such period, (viii) restructuring charges that have been expensed but have not yet been paid in cash and (ix) the excess, if any, of Working Capital at the end of such period over Working Capital at the beginning of such period.

“Funded Debt” means, with respect to CMI and its Subsidiaries determined on a consolidated basis in accordance with GAAP, without duplication, Indebtedness of the type specified in clauses (a), (b), (c), (d), (e), (f), (g), (h), (j) and (k) of the definition of “Indebtedness” (other than Indebtedness in respect of any Receivables Purchase Facility existing on May 3, 2002 up to a maximum principal amount of $55,000,000); provided, however, that Indebtedness of the type specified in clause (k) of the definition of “Indebtedness” shall not be included in any calculation of “Funded Debt” used solely to determine the Applicable Margin.

“Guaranty Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any Indebtedness of another Person, if the purpose or intent of such Person in incurring such liability is to provide assurance to the obligee of such Indebtedness that such Indebtedness will be paid or discharged (other than endorsements for collection or deposit made in the ordinary course of business), or that any agreement relating thereto will be complied with, or that any holder of such Indebtedness will be protected (in whole or in part) against loss in respect thereof, including (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of Indebtedness of another Person and (b) any liability of such Person for Indebtedness of another Person through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such Indebtedness or any security therefor, or to provide funds for the payment or discharge of such Indebtedness (whether in the form of a loan, advance, stock purchase, capital contribution or otherwise), (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another Person, (iii) to make take-or-pay or similar payments, if required, regardless of non-performance by any other party or parties to an agreement, (iv) to purchase, sell or lease (as lessor or lessee) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss or (v) to supply funds to, or in any other manner invest in, such other Person (including to pay for property or services irrespective of whether such property is received or such services are rendered), if in the case of any agreement described under clause (b)(i), (ii), (iii), (iv) or (v) above the primary purpose or intent thereof is as described in the preliminary clause of sentence. The amount of any Guaranty Obligation shall be equal to the amount of the Indebtedness so guaranteed or otherwise supported.

“Hedging Contracts” means all interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, interest rate insurance, foreign exchange contracts, currency swap or option agreements, forward contracts, commodity swap, purchase or option agreements, other commodity price hedging arrangements, and all other similar agreements or arrangements designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices.

“Indebtedness” of any Person means without duplication (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments or that bear interest, (c) all reimbursement and all obligations with respect to letters of credit, bankers’ acceptances, surety bonds and performance bonds, whether or not matured, (d) all indebtedness for the deferred purchase price of property or services, other than trade payables incurred in the ordinary course of business that are not overdue, (e) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all Capital Lease Obligations of such Person, (g) all Guaranty Obligations of such Person, (h) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any Stock or Stock Equivalents of such Person, valued, in the case of redeemable preferred stock, at the greater of its voluntary liquidation preference and its involuntary liquidation preference plus accrued and unpaid dividends, (i) all payments that such Person would have to make in the event of an early termination on the date Indebtedness of such Person is being determined in respect of Hedging Contracts of such Person, (j) all Indebtedness of the type referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and general intangibles) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness and (k) all obligations of such Person under any Receivables Purchase Facility.

“Integration Charges” means charges associated solely with the amalgamation of the Acquired Business and CMI and include only the following: (a) one-time manufacturing rationalization charges, (b) write-off of inventory as part of stock keeping unit rationalization (not including write-off of inventory in the ordinary course of business), (c) one-time logistics and customer service charges, (d) sales and marketing headcount reduction costs associated with integration severance and redundancy, (e) sales and marketing training costs associated with integration, (f) general and administrative headcount reduction costs associated with integration severance and redundancy, (g) information technology headcount reduction costs associated with integration severance and redundancy, (h) one-time research and development charges associated with integration, (i) environmental system and training programs bringing the Acquired Business’ systems into alignment with CMI’s existing systems, (j) health and safety system and training programs bringing the Acquired Business’ systems in alignment with CMI’s existing systems, and (k) costs associated with the Acquired Business’ previously announced and identified restructuring programs referred to as “Core”, “Verdi”, “Big Delta” and “Parmesan” to the extent have not previously been expensed by the Acquired Business.

“Interest Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to Cash Interest Expense of such Person for such period.

“JD Entity” means each of Johnson Professional Holdings, Inc., CMI and each of CMI’s Subsidiaries.

“Leverage Ratio” means, with respect to CMI for any period, the ratio of (a) Funded Debt of CMI and its Subsidiaries determined on a consolidated basis in accordance with GAAP as of the last day of such period to (b) EBITDA for CMI for such period.

“Non-Cash Interest Expense” means, with respect to any Person for any period, the sum of the following amounts to the extent included in the calculation of Interest Expense of such Person for such period: (a) the amount of debt discount and debt issuances costs amortized, (b) charges relating to write-ups or write-downs in the book or carrying value of existing Funded Debt and (c) interest payable in evidences of Indebtedness or by addition to the principal of the related Indebtedness.

“Reserve for Exit Costs” means that portion of the one time reserve for exit costs (established in conformity with the U.S. GAAP on May 3, 2002) in excess of $40,000,000.

“Restructuring Cash Expenditures” means:

(a)  with respect to the fiscal quarter ending on or about September 30, 2002 (the “First Fiscal Quarter”), 42% of the actual cash payments made in respect of Adjusted Restructuring Charges during such period;

(b)  with respect to the fiscal quarter ending on or about December 30, 2002, the sum of (i) 67% of the actual cash payments made in respect of Adjusted Restructuring Charges during the First Fiscal Quarter plus (ii) 25% of the of the actual cash payments made in respect of Adjusted Restructuring Charges during the fiscal quarter then ending;

(c)  with respect to the fiscal quarter ending on or about March 31, 2003, the sum of (i) 92% of the actual cash payments made in respect of Adjusted Restructuring Charges during the First Fiscal Quarter plus (ii) 50% of the of the actual cash payments made in respect of Adjusted Restructuring Charges during the fiscal quarter ending December 30, 2002 plus (iii) 25% of the actual cash payments made in respect of Adjusted Restructuring Charges during the fiscal quarter then ending;

(d)  with respect to each fiscal quarter ending on or about June 30, 2003, September 30, 2003 and December 31, 2003, the sum of (i) 100% of the actual cash payments made in respect of Adjusted Restructuring Charges during the first fiscal quarter in such period, plus (ii) 75% of the actual cash payments made in respect of Adjusted Restructuring Charges during the second fiscal quarter in such period, plus (iii) 50% of the actual cash payments made in respect of Adjusted Restructuring Charges during the third fiscal quarter in such period, plus (iv) 25% of the actual cash payments made in respect of Adjusted Restructuring Charges during the fiscal quarter then ending;

(e)  with respect to the fiscal quarter ending on or about March 31, 2004, the sum of (i) 100% of the actual cash payments made in respect of Adjusted Restructuring Charges during the first fiscal quarter in such period, plus (ii) 75% of the actual cash payments made in respect of Adjusted Restructuring Charges during the second fiscal quarter in such period, plus (iii) 50% of the actual cash payments made in respect of Adjusted Restructuring Charges during the third fiscal quarter in such period, plus (iv) 100% of the actual cash payments made in respect of Restructuring Charges during the fiscal quarter then ending;

(f)  with respect to the fiscal quarter ending on or about June 30, 2004, the sum of (i) 100% of the actual cash payments made in respect of Adjusted Restructuring Charges during the first fiscal quarter in such period, plus (ii) 75% of the actual cash payments made in respect of Adjusted Restructuring Charges during the second fiscal quarter in such period, plus (iii) 100% of the actual cash payments made in respect of Restructuring Charges during the third fiscal quarter in such period and the fiscal quarter then ending;

(g) with respect to the fiscal quarter ending on or about September 30, 2004, the sum of (i) 100% of the actual cash payments made in respect of Adjusted Restructuring Charges during the first fiscal quarter in such period, plus (ii) 100% of the actual cash payments made in respect of Restructuring Charges during each other fiscal quarter in such period;

(h)  with respect to each fiscal quarter ending on or about December 30, 2004 or thereafter, the cash payments made in respect of Restructuring Charges during the fiscal quarter then ending.

“Restructuring Charges” means the sum of (a) restructuring charges (as determined in conformity with GAAP), plus (b) Integration Charges, plus (c) Reserve for Exit Costs.

“Stock” means shares of capital stock (whether denominated as common stock or preferred stock), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.

“Working Capital” means Consolidated Current Assets of CMI minus all liabilities of CMI and its Subsidiaries classified as current liabilities on a consolidated balance sheet of CMI prepared in conformity with GAAP, but excluding the principal amount of any current portion of long-term Funded Debt and (without duplication) the then outstanding principal amount of the “Loans” under, and as such term is defined in, the Credit Agreement.